Exhibit 10.2

U.S. $90,000,000

LOAN AND SECURITY AGREEMENT

Dated as of October 31, 2006

Among

MOSSIMO HOLDINGS LLC,

as the Company

and

MOSSIMO MANAGEMENT LLC,

as the Servicer and the Manager

and

MERRILL LYNCH MORTGAGE CAPITAL INC.,

as a Lender

and

MERRILL LYNCH MORTGAGE CAPITAL INC.,

as the Agent

TABLE OF CONTENTS

i

TABLE OF CONTENTS

Page

ii

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Prior Names, Tradenames, Fictitious Names and “Doing Business As” Names
SCHEDULE III	Intentionally Omitted
SCHEDULE IV	Deposit Accounts and Deposit Account Banks
SCHEDULE 5.01(o)	Notional Amount of Interest Rate Cap

EXHIBITS
EXHIBIT A	Form of Remittance Report
EXHIBIT B	Form of Note

This LOAN AND SECURITY AGREEMENT is made as of October 31, 2006, among:

(1)	MOSSIMO HOLDINGS LLC, a Delaware limited liability company (the “Company”);

(2)	MOSSIMO MANAGEMENT LLC, a Delaware limited liability company, as the Servicer and the Manager (as defined herein);

(3)	MERRILL LYNCH MORTGAGE CAPITAL INC. (“MLMCI”), as a Lender (as defined herein);

(4)	MERRILL LYNCH MORTGAGE CAPITAL INC., as agent for the Lenders (the “Agent”);

IT IS AGREED as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Defined Terms. Except as otherwise expressly provided herein or unless the context otherwise requires, the capitalized terms used in this Agreement shall have the respective meanings specified in the Standard Definitions set forth as Appendix A hereto, which is incorporated herein by this reference.

SECTION 1.02 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” Unless otherwise specifically referred to as Business Days, each reference to a day or period of days shall mean calendar day or days, as applicable.

ARTICLE II.

THE LOAN FACILITY

SECTION 2.01 Borrowing. On the terms and conditions hereinafter set forth, each Lender shall make a term loan (collectively, the “Loan”) to the Company on the Closing Date in the amount of the applicable Lender’s Loan Commitment. The Loan shall be secured by the Collateral. The obligations of each Lender hereunder shall be several and not joint. Any amounts of the Loan which have been repaid may not be reborrowed.

SECTION 2.02 Interest Rate. The Loans Outstanding shall bear interest at a rate per annum equal to the Contract Rate. So long as an Event of Default has occurred and is continuing, at the election of Agent (or upon the written request of Required Lenders) confirmed by written notice from Agent to the Company, the interest rates applicable to the Loans Outstanding shall be increased by two percentage points (2%) per annum above the rates of interest otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

SECTION 2.03 Facility Termination Date. The Loans Outstanding on the Facility Termination Date shall mature on such date. On the Facility Termination Date, the outstanding principal of all Loans Outstanding, if any, and all interest and all Fees accrued thereon and all other Obligations shall be immediately due and payable (and the Company shall pay all such amounts on the Facility Termination Date).

SECTION 2.04 Remittance Procedures. (a) On each Remittance Date, the Servicer, as agent for the Agent and the Lenders, and with the consent of the Agent, which consent shall be deemed to be granted by the Agent if the amounts to be remitted by the Servicer are in accordance with the waterfall provisions set forth in this Section 2.04 and the Agent shall fail to make any objections to the Remittance Report, shall instruct the Collection Account Bank and, if the Servicer fails to do so, the Agent may instruct the Collection Account Bank, to apply funds on deposit in the Collection Account, as of the day immediately preceding such Remittance Date, as described in this Section 2.04 in the following amounts and priority:

(i) to the Servicer in an amount equal to the Servicing Fee which is accrued and unpaid as of the day immediately preceding such Remittance Date, together with any Servicing Fee that was not paid on any prior Remittance Date;

(ii) to the Servicer in an amount equal to any Servicer Advances not previously reimbursed to the Servicer;

(iii) to the Manager in an amount equal to the Management Fee which is accrued and unpaid as of the day immediately preceding such Remittance Date, together with any Management Fee that was not paid on any prior Remittance Date;

(iv) to the Agent for the account of the Lenders in an amount equal to (and for the pro rata payment of) (A) the Fees which are due and payable on such Remittance Date pursuant to the terms hereof and the terms of the Fee Letter, (B) any increased costs or increased capital requirements required to be paid under Section 2.07 to the extent not already paid by the Company, (C) any Taxes required to be paid under Section 2.08 to the extent not already paid by the Company, and (D) all interest on the Loan which are accrued and unpaid as of the day immediately preceding such Remittance Date;

(v) to the Reserve Account in an amount equal to the amount by which the Required Reserve Amount exceeds the amount of funds maintained in the Reserve Account as of the Remittance Date;

(vi) if such Remittance Date occurs prior to the Early Amortization Commencement Date, to the Agent for the account of the Lenders in an amount equal to the amount by which the aggregate amount of the Loan Outstanding exceeds the Maximum Loan Amount after giving effect to required reduction of the Maximum Loan Amount on such Remittance Date;

(vii) if such Remittance Date occurs on or after the occurrence of any Early Amortization Commencement Date and if the Early Amortization Event that gave rise to such Early Amortization Commencement Date is continuing, to the Agent for the account of the Lenders for the repayment of Loans Outstanding in an amount equal to the lesser of (A) all remaining funds in the Collection Account and (B) an amount necessary to repay the Loans Outstanding in full;

(viii) at any time after the occurrence of a Servicer Default and the appointment of the replacement Servicer as the Servicer hereunder, to the former Servicer in an amount equal to (if any) the Servicing Fee which had previously accrued but was unpaid as of the last day of the preceding month;

(ix) at any time after the occurrence of a Manager Default and the appointment of the replacement Manager as the Manager hereunder, to the former Manager in an amount equal to (if any) the Manager Fee which had previously accrued but was unpaid as of the last day of the preceding month;

(x) to the Agent for the account of the Lenders for the repayment of all other Obligations (other than those set forth in clauses (v), (vi), (vii) and (viii) above) then due and payable; and

(xi) any remaining amounts to the Company or to such other Persons as the Company may direct so long as such directive does not violate the terms of this Agreement or any other Transaction Document.

(b) Reserve Account. In the event that there is insufficient funds in the Collection Account to enable the Company to make any payments required under Sections 2.04(a)(i), (ii), (iii), (iv) and (vi) on any Remittance Date, the Servicer, with the consent of the Agent which consent shall be deemed to have been granted by the Agent if the amounts to be remitted by the Servicer are in amounts necessary to enable the Company to pay the outstanding amounts under Sections 2.04(a)(i), (ii), (iii), (iv) and (vi) on such Remittance Date and the Agent shall fail to make any objections to the Remittance Report, or the Agent, if the Servivcer fails to do so, may instruct the Reserve Account Bank to apply funds in the Reserve Account towards the payment of such outstanding amounts; provided, however, that nothing contained herein shall in any way diminish the Company’s obligation to make all payment of the Obligations on the applicable Remittance Date and the Company’s continuing obligation to maintain the Required Reserve Amount in the Reserve Account.

(c) Instructions to the Collection Bank. All instructions and directions given to the Collection Bank by the Servicer or the Agent pursuant to this Section 2.04 shall be in writing (including instructions and directions transmitted to the Collection Bank by telecopy), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of this Section 2.04. The Servicer shall immediately transmit to the Agent by telecopy a copy of all instructions and directions given to the Collection Bank by the Servicer pursuant to this Section 2.04. The Agent shall immediately transmit to the Servicer and the Company by telecopy a copy of all instructions and directions given to the Collection Bank by the Agent, pursuant to this Section 2.04.

SECTION 2.05 Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Company or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 P.M. (New York City time) on the day when due in lawful money of the United States in immediately available funds to an account designated by the Agent. The Company shall, to the extent permitted by law, pay to the Agent interest on all amounts not paid or deposited when due hereunder (whether owing by the Company or the Servicer) at the Contract Rate then in effect, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of, and distributed by the Agent to, the Lenders. Any Obligation hereunder shall not be reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or returned by the Lenders to the Company or any other Person for any reason. All computations of interest and other fees hereunder (including the Fees, the Servicing Fee and the Management Fee) shall be made on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fee payable hereunder, as the case may be.

SECTION 2.06 Fees. (a) The Company shall pay the Lenders certain fees (the “Fees”) in the amounts and on the dates set forth in a fee letter (as amended, modified or supplemented from time to time, the “Fee Letter”), dated the date hereof, between the Company and the Agent.

(b) Other than the Fees payable on the Closing Date, all of the Fees payable pursuant to this Section 2.06 shall be payable solely from amounts available for application pursuant to, and subject to the priority of payment set forth in, Section 2.04.

SECTION 2.07 Increased Costs; Capital Requirements. (a) Increased Costs. If at any time any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law from any Governmental Entity shall have the effect of (i) increasing the cost to such Lender of participating, or agreeing to participate, in extensions of credit or (ii) imposing any other cost to such Lender with respect to compliance with its obligations under any Transaction Document, then, upon demand by such Lender (with copy to the Agent), the Company shall pay to the Agent for the account of such Lender amounts sufficient to compensate such Lender for such increased cost.

(b) Increased Capital Requirements. If at any time any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law from any Governmental Entity regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or any similar requirement shall have the effect of reducing the rate of return on the capital of such Lenders (or any corporation controlling such Lender) as a consequence of its obligations under or with respect to any Transaction Document to a level below that which, taking into account the capital adequacy policies of such Lender, such Lender could have achieved but for such adoption or change, then, upon demand from time to time by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction.

(c) Compensation Certificate. Each demand for compensation under this Section 2.07 shall be accompanied by a certificate of the Lender (the “Compensation Certificate”) claiming such compensation, setting forth the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) Mitigation. Any Lender claiming any compensation pursuant to this Section 2.07 shall use its reasonable efforts (consistent with its internal policies and Applicable Law) to change the jurisdiction of its lending office if such a change would reduce any such compensation (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.08 Taxes. (a) Payments Free and Clear of Taxes. Except as otherwise provided in this Section 2.08 (including the provisions of Section 2.08(b), each payment by the Company under any Transaction Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings of whatever nature imposed by any Applicable Law or Governmental Entity and all liabilities directly relating thereto (and without deduction for any of them) (collectively, but excluding the Excluded Taxes, the “Taxes”).

(b) Gross-Up. If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Transaction Document to any Lender (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 2.08), such Lender receives the amount it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law and (iv) within thirty (30) days after such payment is made, the Company shall deliver to the Agent an original or certified copy of a receipt evidencing such payment (or such other evidence of payment reasonably satisfactory to Agent); provided, however, that no such increase shall be made with respect to, and the Company shall not be required to indemnify any such Lender pursuant to clause (d) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Lender became a Lender under this Agreement in the capacity under which such Lender makes a claim under this clause (b), except in each case to the extent such Lender is a direct or indirect assignee (other than pursuant to Section 2.09 (Substitution of Lenders)) of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under this clause (b).

(c) Other Taxes. In addition, the Company shall pay, and authorizes the Agent to pay in its name, any stamp, sales, documentary, excise or property tax, charges or similar taxes, fees or levies imposed by any Applicable Law or Government Entity and all liabilities directly relating thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery, filing, recording or registration of, or otherwise with respect to, any Transaction Document or any transaction contemplated therein (collectively, “Other Taxes”). Within twenty (20) days after the date of any payment of Other Taxes by the Company, the Company shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof (or such other evidence of payment reasonably satisfactory to Agent).

(d) Indemnification. The Company shall reimburse and indemnify, within ten (10) days after receipt of demand therefor (with copy to the Agent), the Agent and each Lender for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by the Agent or such Lender and any liabilities directly relating thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Lender (or of the Agent on behalf of itself or such Lender, as the case may be) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Company with copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Agent and such Lender may use any reasonable averaging and attribution methods.

(e) Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 2.08 shall use its reasonable efforts (consistent with its internal policies and Applicable Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f) Tax Forms. i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Company or the Agent, provide the Agent and the Company with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to an exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Transaction Documents. Unless the Company and the Agent have received forms or other documents satisfactory to them indicating that payments under any Transaction Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Company and the Agent shall withhold amounts required to be withheld by Applicable Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Company or the Agent, provide the Agent and the Company with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii) Each Lender having sold a participation in any of its Obligations shall collect from such participant the documents described in this clause (f) and provide them to the Agent and the Company.

(g) If any Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.08, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 2.08 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Government Entity with respect to such refund); provided, that the Company, upon the request of such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Government Entity. This clause shall not be construed to require any Lender to make available its tax returns (or any other information which it deems confidential) to the Company or any other Person.

SECTION 2.09 Substitution of Lenders. (a) Substitution Right. In the event that any Lender that is not an Affiliate of the Agent (an “Affected Lender”), (i) makes a claim under Section 2.07(a) (Increased Costs) or Section 2.07(b) (Increased Capital Requirements), (ii) makes a claim for payment pursuant to Section 2.08(b) (Taxes) or (iii) does not consent to any amendment, waiver or consent to any Transaction Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders, the Company may either (i) with the consent of the Agent, pay in full such Affected Lender’s Pro Rata Share of the Obligations then outstanding or (ii) substitute for such Affected Lender any Lender or any Affiliate of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Agent (in each case, a “Substitute Lender”).

(b) Procedure. To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, the Company shall deliver a notice to the Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to the Agent by the Company (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (including those that will be owed because of such payment and all Obligations that would be owed to such Lender if it was solely a Lender), and (ii) in the case of a substitution, an Assignment and Acceptance in form and substance reasonably satisfactory to the Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Transaction Documents.

(c) Effectiveness. Upon satisfaction of the conditions set forth in clause (b) above, the Agent shall record such substitution or payment, whereupon in the case of any substitution, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Transaction Documents, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations, (B) the Substitute Lender shall become a “Lender” hereunder having a Loan Commitment in the amount of such Affected Lender’s Loan Commitment and (C) the Affected Lender shall execute and deliver to the Agent an Assignment and Acceptance to evidence such substitution and deliver any Note in its possession to the Agent; provided, however, that the failure of any Affected Lender to execute any such Assignment and Acceptance or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

SECTION 2.10 Intentionally Omitted.

SECTION 2.11 Grant of a Security Interest. To secure the prompt and complete payment when due of the Obligations and the performance by the Company of all of the covenants and obligations to be performed by it pursuant to this Agreement, the Company hereby (i) collaterally assigns and pledges to the Agent, on behalf of the Lenders (and their successors and assigns) and (ii) grants a security interest to the Agent, on behalf of the Lenders (and their successors and assigns), in all of the Company’s right, title and interest in, to and under all of the following property whether tangible or intangible and whether now owned or existing or hereafter arising or acquired and wheresoever located (collectively, the “Collateral”):

(a) all Assets contributed (or otherwise transferred or pledged or purportedly transferred or pledged pursuant to the terms of the Mossimo Contribution Agreement) to the Company under the Mossimo Contribution Agreement or obtained by the Company after the Closing Date, including all additional Trademarks obtained after the Closing Date and all Licenses entered into on or behalf of the Company after the Closing Date, all Collections and other monies due and to become due related to the Assets received on or after the date such Assets were contributed to (or otherwise transferred or pledged or purportedly transferred pursuant to the terms of the Mossimo Contribution Agreement) the Company under the Mossimo Contribution Agreement, including all Collections relating to any Licenses entered into by or on behalf of the Company after the Closing Date;

(b) the Mossimo Contribution Agreement and all other agreements, documents and instruments evidencing, securing or guarantying any Assets and all other agreements, documents and instruments related to any of the foregoing (the “Assigned Documents”), including, in each case, all monies due and to become due to the Company under or in connection therewith;

(c) the Reserve Account, the Collection Account and all other bank and similar accounts relating to Collections (whether now existing or hereafter established) and all funds held therein, and all investments in and all income from the investment of funds in the Reserve Account, the Collection Account and such other bank and similar accounts;

(d) the Management Agreement;

(e) the Records relating to any Collateral and any of the other items or property described in clauses (a) through (d) above;

(f) all UCC financing statements filed by the Company against the Transferor under or in connection with the Mossimo Contribution Agreement; and

(g) all proceeds of the foregoing property described in clauses (a) through (e) above, including interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for or on account of the sale or other disposition of any or all of the then existing Collateral.

SECTION 2.12 Evidence of Obligations. (a) Each Lender shall maintain in accordance with its usual practice accounts evidencing Obligations of the Company to such Lender resulting from the Loan of such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Agent, acting as agent of the Company in the manner required by the Code sections and regulation referred to in Section 2.12(c) and solely with respect to the actions described in this Section 2.12, shall establish and maintain (A) a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Agent and each Lender in the Loans, each of their obligations under this Agreement to participate in each Loan, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 2.09 (Substitution of Lenders) and Section 10.04 (Binding Effect; Assignability; Multiple Lenders)), (2) the Loan Commitment of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, (4) the amount of any principal or interest due and payable or paid and (5) any other payment received by the Agent from the Company and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no transfer thereof shall be effective until recorded therein. This Section 2.12 and Section 10.04 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d) The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Agent to maintain any such account shall affect the obligations of the Company to repay the Loans in accordance with their terms. In addition, the Company, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by the Company, the Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon any Lender’s request, the Company shall promptly execute and deliver Notes to such Lender evidencing the Loans of such Lender in substantially the form of Exhibit B. Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

(f) Each Lender (or participant) that grants a participation in the Loans, acting solely for purposes of Section 2.12(f) as the agent of the Company, shall maintain a register in respect of such participation, to which contractual terms under such participation corresponding to those of Sections 2.12(b), (c) and (d) shall apply.

SECTION 2.13 Survival of Representations and Warranties; Repayment Obligations. It is understood and agreed that the representations and warranties set forth in Section 4.01 and Section 4.02 are made and are true and correct on the date of this Agreement and shall be true and correct until the Facility Termination Date.

SECTION 2.14 Release of Collateral. (a) In the event that the Transferor shall be required to repurchase any Collateral in accordance with Section 4.7(c) of the Mossimo Contribution Agreement, the Company shall notify the Transferor of the Release Price to be paid for such Collateral on the Business Day on which such Release Price shall be paid specifying the Collateral to be released and the Release Price and the Company shall require that the Transferor deposit such Release Price into the Collection Account.

(b) Promptly after the Loan Repayment Date has occurred, the Lenders and the Agent, in accordance with their respective interests, shall re-assign and transfer to the Company, for no additional consideration but at the sole expense of the Company, their respective remaining interests in the Collateral, free and clear of any Adverse Claim resulting solely from an act by the Lenders or the Agent but without any other representation or warranty, express or implied, by or recourse against the Lenders or the Agent.

(c) In connection with any release or transfer of any Collateral permitted under this Section 2.14, the Agent shall at the expense of the Company, execute, acknowledge and deliver to, or at the direction of, the Company such release forms, instruments, agreements, and other documents (including UCC 3 statements or their equivalents in any other jurisdiction) as the Company shall reasonably request. The Agent hereby authorizes the Company to file such release forms, instruments, agreements, and other documents (including UCC 3 statements or their equivalents in any other jurisdiction) as the Company may deem necessary or appropriate in order to release or transfer any Collateral as permitted under this Section 2.14.

SECTION 2.15 Prepayment.

(a) The Company may, on any Remittance Date, prepay the Loan; provided, however, that unless the Loan is paid in full in accordance with clause (b) below, such prepayment shall not be in an amount in excess of $5,000,000. If the Company prepays the Loan in an amount not to exceed $5,000,000 in accordance with the terms of this Section 2.15(a), no prepayment fee shall be payable by the Company.

(b) The Company may prepay the Loan and terminate this Agreement upon (i) at least thirty (30) Business Days’ prior irrevocable written notice to the Agent, (ii) the payment in full of all Loans Outstanding, together with accrued interest thereon on the date set forth in such notice, (iii) the payment of the prepayment fee as set forth in the Fee Letter; provided, however, that no prepayment fee shall be payable if the Loans are paid in full during the six (6) month period immediately following the Closing Date and (iv) the payment in full in cash of all other Obligations together with accrued interest thereon on the date set forth in such notice.

SECTION 2.16 Right Of First Refusal. The Company hereby agrees that if at any time while the Loan is outstanding (a) the Company or any Affiliate of the Company receives a bona fide, written offer, proposal or commitment from any third party to provide working capital financing to the Company or other type of financing to the Company (“Refinancing Offer”), (b) the terms of the Refinancing Offer are acceptable to the Company or such Affiliate, and (c) the Company or such Affiliate desires to accept the Refinancing Offer from the offeror (“Offeror”), the Company will immediately advise Agent in writing of the Refinancing Offer, including the identity of the Offeror, the complete terms and conditions of the Refinancing Offer and a copy of the Refinancing Offer. The Company agrees not to accept, nor shall it permit any Affiliate to accept, the Refinancing Offer from the Offeror until at least thirty (30) days after Agent’s receipt of the foregoing items (the “Offer Matching Period”). The Company further agrees that in the event Agent delivers a written commitment letter which (i) matches the terms set forth in the Refinancing Offer within the Offer Matching Period, and (ii) agrees to close such refinancing within sixty (60) days from the date the Company or such Affiliate signs such commitment letter, neither the Company nor the Affiliate will accept the Refinancing Offer from the Offeror and will accept the Refinancing Offer from Agent. In the event Agent is not prepared to close such refinancing (and the cause thereof is not the Company’s refusal to cooperate or provide information or documentation reasonably requested by Agent in connection with such refinancing) within sixty (60) days of after the expiration of the Offer Matching Period, the Company may close on the Refinancing Offer with the original Offeror within sixty (60) days after the expiration of the Offer Matching Period (subject to the payment of the prepayment fee as set forth in the Fee Letter).

ARTICLE III.

CONDITIONS OF LOANS

SECTION 3.01 Conditions Precedent. The making of the Loan hereunder is subject to the conditions precedent that:

(a) all fees payable on or prior to the Closing Date and pursuant to the terms of the Fee Letter shall have been paid in full and all other acts and conditions (including the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in compliance with all applicable laws;

(b) all costs and expenses required to be paid under Section 10.07 hereof shall have been paid in full;

(c) the Agent shall have received the items listed in Schedule I hereto, each in form and substance satisfactory to the Agent and the Lenders;

(d) the representations and warranties contained in Section 4.01 are true and correct in all material respects, before and after giving effect to the Loan and to the application of proceeds therefrom, on and as of such date as though made on and as of such date;

(e) no event has occurred and is continuing, or would result from the making of the Loan, which constitutes an Early Amortization Event, a Default or an Event of Default hereunder, or an event that but for notice or lapse of time or both would constitute an Early Amortization Event;

(f) all terms and conditions of the Mossimo Contribution Agreement required to be satisfied in connection with the assignment of all of the Collateral being Pledged hereunder, including the perfection of the Company’s interests therein to the extent required herein, shall have been satisfied in full, and all filings (including UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Agent, for the benefit of the Lenders, a first priority perfected security interest (subject only to Permitted Liens) in such Collateral and the proceeds thereof shall have been made, taken or performed; and

(g) No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of the Loan by the Lenders in accordance with the provisions hereof.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Company. The Company hereby represents and warrants to Agent and the Lenders (each of which representations and warranties shall survive the execution and delivery of this Agreement), and promises to and agrees with Agent and the Lenders until the Facility Termination Date as follows:

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Collateral requires such qualification, except, in each case, where the failure to do so could not be reasonably expected to have a material adverse effect on the rights, interests or remedies of the Agent or any Lender.

(b) The Company has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Agent, for the benefit of the Lenders, a security interest in the Collateral on the terms and conditions of this Agreement which security interest, upon the filing of a UCC-1 financing statement with the Delaware Secretary of State, shall constitute a first priority perfected security interest (subject only to Permitted Liens). This Agreement and each of the Transaction Documents to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by the Company of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Collateral, other than such as have been met or obtained.

(c) The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Collateral will not (i) create any Adverse Claim on the Collateral or (ii) violate any provision of any Applicable Law or the certificate of formation or operating agreement of the Company or any contract or other agreement to which or the Company is a party or by which the Company or any property or assets of the Company may be bound.

(d) No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Company, threatened against the Company or any of its properties or with respect to this Agreement, which, if adversely determined, could reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Company, individually or taken as a whole, or which would draw into question the validity of this Agreement, any Transaction Document to which the Company is a party or any of the other applicable documents forming part of the Collateral.

(e) i) The Company has not suffered any material adverse change to its business, financial or other condition or operations since the date of the most recent audited annual financial statements of the Parent.

(ii) The Company has not suffered (x) a material increase in its liabilities, liquidated or contingent, or (y) a material decrease in its assets since the date of the most recent audited annual financial statements of the Parent.

(f) The grant of the security interest in the Collateral by the Company to the Agent, for the benefit of the Lenders, pursuant to this Agreement, is in the ordinary course of business for the Company and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction. No such Collateral has been sold, transferred, assigned or pledged by the Company to any Person, other than the Pledge of such Collateral to the Agent, for the benefit of the Lenders, pursuant to the terms of this Agreement. The Collateral Pledged to the Agent for the benefit of the Lenders hereunder, is free and clear of any Adverse Claim, and the Agent has acquired, for the benefit of the Lenders, a first priority perfected security interest (subject only to Permitted Liens) in the Collateral.

(g) The Company has no Debt or other indebtedness which, in the aggregate, exceeds $50,000, other than Debt incurred under the terms of the Transaction Documents.

(h) The Company has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Mossimo Contribution Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the Transaction Documents.

(i) No injunction, writ, restraining order or other order of any nature adversely affects the Company’s performance of its obligations under this Agreement or any Transaction Document to which the Company is a party.

(j) The Company and each of its Tax Affiliates has filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including all foreign, federal, state, local and other tax returns) required to be filed. The Company is not liable for taxes payable by any other Person (other than taxes of a Tax Affiliate required to be paid by any Applicable Law, provided, that a tax sharing arrangement is in place with such Tax Affiliate under which the sharing of tax obligations is appropriate and reflects economic realities) and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from the Company and each of its Tax Affiliates except for those taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books. No tax lien or similar adverse claim has been filed, and no claim is being asserted in writing (or, to the Company’s knowledge, otherwise), with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by the Company or any of its Tax Affiliates, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

(k) The chief executive office of the Company is located at 103 Foulk Road, Wilmington, Delaware 19803.

(l) The Company’s legal name is as set forth in this Agreement; other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Agent upon receipt of a notice delivered to the Agent pursuant to Section 6.15), the Company has not changed its name since its formation; and the Company does not have tradenames, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Agent upon receipt of a notice delivered to the Agent pursuant to Section 6.15).

(m) The Company is Solvent and will be Solvent after giving effect to the transactions contemplated hereby.

(n) The Company has no Subsidiaries.

(o) The Company has either (i) received the Assets from the Transferor as a capital contribution, or has (ii) given fair consideration and reasonably equivalent value in exchange for the sale of the Assets by the Transferor to it in each case, pursuant to the Mossimo Contribution Agreement.

(p) No proceeds of any Loans will be used by the Company to acquire any security in any transaction, which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended; provided, however, the proceeds of the Loan may be distributed to the Transferor in order to consummate the transactions contemplated by the Merger Documents.

(q) There are no agreements in effect adversely affecting the rights of the Company to make, or cause to be made, the grant of the security interest in the Collateral contemplated by Section 2.11.

(r) The Company is not an “investment company” or a company directly or indirectly “controlled” by an “investment company” and is not required to register as an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, nor is the Company otherwise subject to regulation thereunder.

(s) No Default or Event of Default has occurred and is continuing.

(t) The Company is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the Pension Benefit Guaranty Corporation (or any successor thereto) under ERISA.

(u) There is not now, nor will there be at any time in the future, any agreement or understanding between the Company and another Person (other than as expressly set forth herein), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges, except (i) as provided under the Transaction Documents, and (ii) tax sharing agreements among any or all of the Company, the Transferor and any of the Transferor’s Affiliates, under which appropriate and customary allocation of tax sharing responsibilities has been made which reflects economic realities.

(v) The proceeds of the Loans shall be used by the Company solely to consummate the transaction contemplated by the Transaction Documents and for the payment of related transaction costs, fees and expenses.

(w) The annual financial statements of the Company shall disclose the effects of the transactions contemplated by this Agreement as a loan to the extent required by and in accordance with GAAP, it being understood that the Loan to the Company under this Agreement will be treated as debt on the consolidated financial statements of the Parent.

(x) Each of the representations and warranties of the Transferor set forth in the Mossimo Contribution Agreement are true and correct and no breach of any provision of the Mossimo Contribution Agreement has occurred and is continuing.

SECTION 4.02 Representations and Warranties of Mossimo Management. Mossimo Management (so long as Mossimo Management is the Servicer or the Manager) hereby represents and warrants to Agent and the Lenders (each of which representations and warranties shall survive the execution and delivery of this Agreement), and promises to and agrees with Agent and the Lenders until the Facility Termination Date as follows:

(a) Mossimo Management is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged (which includes servicing the Collateral) and is duly qualified and in good standing under the laws of each jurisdiction where its servicing or managing of the Collateral requires such qualification except in each case, where the failure to do so could not have a material adverse effect on the ability of Mossimo Management to perform its obligations under this Agreement, including those set forth in Section 6.

(b) Mossimo Management has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby (including the power, authority and legal right to service and manage the Collateral as contemplated hereunder and thereunder and enforce all rights of the Transferor and/or the Agent and the Lenders under the related Licenses) and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party. This Agreement and each of the Transaction Documents to which Mossimo Management is a party constitutes the legal, valid and binding obligation of Mossimo Management, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by Mossimo Management of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document, other than such as have been met or obtained.

(c) The execution, delivery and performance of this Agreement by Mossimo Management and all other agreements and instruments executed and delivered or to be executed and delivered by Mossimo Management pursuant hereto or thereto will not (i) create any Adverse Claim on the Collateral or (ii) violate any provision of any Applicable Law or the certificate of formation or limited liability company agreement of Mossimo Management or any material contract or other agreement to which Mossimo Management is a party or by which Mossimo Management or any of its property or assets may be bound.

(d) No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of Mossimo Management, threatened against Mossimo Management or any properties of Mossimo Management or with respect to this Agreement, which, if adversely determined, could reasonably be expected to have a material adverse effect on the business, assets or financial condition of Mossimo Management or which would draw into question the validity of this Agreement or any Transaction Document to which Mossimo Management is a party.

(e) No injunction, writ, restraining order or other governmental, administrative, or judicial order of any nature materially adversely affects Mossimo Management’s performance of its obligations under this Agreement or any Transaction Document to which Mossimo Management is a party.

(f) Mossimo Management has filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including all foreign, federal, state, local and other tax returns) required to be filed, is not liable for taxes payable by any other Person (other than pursuant to a tax sharing arrangement with any of its Affiliates under which the sharing of tax obligations is appropriate and reflects economic realities) and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from Mossimo Management except for those taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by Mossimo Management in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

(g) The chief executive office of Mossimo Management is located at 103 Foulk Road, Wilmington, Delaware 19803.

(h) Mossimo Management is Solvent and will be Solvent after giving effect to the transactions contemplated hereby.

(i) Mossimo Management is not an “investment company” or a company directly or indirectly “controlled” by an “investment company” and is not required to register as an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, nor is the Company otherwise subject to regulation thereunder.

(j) No Servicer Default or Manager Default has occurred and is continuing.

(k) Mossimo Management has no Debt or other indebtedness which, in the aggregate, exceeds $50,000.

SECTION 4.03 Resale of Collateral Upon Breach of Covenant or Representation and Warranty by the Company. The Company or Mossimo Management, as the case may be, shall inform the other parties to this Agreement promptly, in writing, upon the discovery of any breach of the representations and warranties contained in Section 4.01 or Section 4.02; provided, however, that the failure to provide any such notice shall not diminish, in any manner whatsoever, any obligation of the Company under this Section 4.03 to sell any Collateral. If the Transferor is required to reacquire any Collateral in accordance with Section 4.7 of the Mossimo Contribution Agreement, the Company shall have an obligation to, and the Company shall, resell to the Transferor pursuant to the Mossimo Contribution Agreement (and the Agent may enforce such obligation of the Company to sell) any Collateral required to be reacquired pursuant thereto. Mossimo Management shall notify the Agent promptly, in writing, of any failure by the Company to so resell any such Collateral. In connection with the resale of such Collateral, the Company shall remit funds in an amount equal to the Release Price for such Collateral to the Collection Account on the date of such resale.

ARTICLE V.

GENERAL COVENANTS OF THE COMPANY

The Company covenants and agrees that until payment in full of the Obligations hereunder, unless the Company has received the prior written consent of the Agent, the Company shall perform all covenants in this Article V.

SECTION 5.01 General Covenants. (a) The Company will observe all procedures required by its certificate of formation, limited liability company agreement and the laws of its jurisdiction of formation. The Company will maintain its existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under applicable law, except where the failure to do could not have a material adverse effect on the rights, interests or remedies of the Agent or any Lender. The Company will maintain all licenses necessary to own its assets and transact it business. The Company will not relocate its chief executive office without giving the Agent at least thirty (30) days prior written notice.

(b) The Company will at all times ensure that (i) its assets are not commingled with those of the Transferor or any other Affiliate of the Company, (ii) the members of the Company duly authorize all of its company actions, (iii) it maintains separate and accurate records and books of account and such books and records are kept separate from those of the Transferor and any other Affiliate of the Company and (iv) it maintains minutes of the meetings and other proceedings of the members of the Company. Where necessary, the Company will obtain proper authorization from its members for company action.

(c) The Company will at all times be adequately capitalized to conduct its business, and shall pay its operating expenses and liabilities from its own assets.

(d) The Company will not hold itself out, or permit itself to be held out, as having agreed to pay or as being liable for the debts of the Transferor or any other Affiliate of the Company, and the Company will not engage in business transactions with the Transferor, except for the transactions detailed in the Transaction Documents conducted on an arm’s-length basis. Furthermore, and without limiting any other provision of this subsection (d), the Company will not engage in business transactions (including management agreements, service agreements, intercompany loans and other borrowing transactions) with any of its Affiliates, officers, directors or employees, except the Company may engage in business transactions with its Affiliates if done on an arm’s-length basis and as contemplated hereunder and under the other Transaction Documents. The Company will not hold the Transferor or any other Person out to third parties as other than an entity with assets and liabilities distinct from the Company. The Company will cause any of its financial statements consolidated with those of the Transferor to state that the Company is a separate entity with its own separate creditors who, in any liquidation of the Company, will be entitled to be satisfied out of the Company’s assets prior to any value in the Company becoming available to the Company’s equity holders. The Company will not create, form or otherwise acquire any Subsidiaries. The Company will not act in any other manner that could reasonably be foreseen to mislead others with respect to the Company’s separate identity.

(e) Except as otherwise provided herein or in any other Transaction Document, the Company shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Collateral, any Collections related thereto, or upon or with respect to any account to which any Collections are sent, or assign any right to receive income in respect thereof. Except as otherwise provided herein or in any other Transaction Document, the Company shall not create or suffer to exist any Adverse Claim upon or with respect to any of the Company’s assets.

(f) The Company will not merge or consolidate with, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), any of its assets (whether now owned or hereafter acquired) or acquire any of the assets or capital stock or other ownership interest of any Person, except for any transactions contemplated by the Mossimo Contribution Agreement.

(g) The Company will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Mossimo Contribution Agreement in any manner other than capital contribution and an irrevocable and absolute assignment of the Assets by the Transferor to the Company constituting a “true conveyance” for bankruptcy purposes, it being understood that the Loan to the Company under this Agreement will be treated as debt on the consolidated financial statements of the Parent.

(h) The Company will not amend, modify, waive or terminate any terms or conditions of the Mossimo Contribution Agreement without the written consent of the Agent, and shall perform its obligations thereunder.

(i) The Company will not amend, modify or otherwise make any change to its certificate of formation, including its legal name or its state of formation, or operating agreement without the consent of the Agent.

(j) The Company will not make or allow to be made any amendment to the Target License Agreement without the prior written consent of the Agent and shall not make any amendment to any other License Agreement if such amendment would have a material adverse effects on the right, interests, remedies of the Agent or any Lender under this Agreement or any Transaction Document or would impair in any material manner the ability of the Company to repay the Loans.

(k) Upon receipt of any proceeds of any Collateral, the Company will remit such proceeds to the Servicer to be deposited by the Servicer to the appropriate account as determined in accordance with Section 6.12 hereof within two (2) Business Days of the Company’s receipt thereof.

(l) The Company shall not establish any depository or other bank account of any kind with any financial institution (other than the accounts set forth on Schedule IV) without Agent’s prior written consent and the Company shall deliver to the Agent copies of all documents executed in connection with the opening of any new bank account. The Company shall maintain all of its bank accounts with financial institutions reasonably acceptable to the Agent.

(m) The Company (upon a Responsible Officer of the Company gaining knowledge thereof) shall promptly notify the Agent of the occurrence of any Servicer Default, Manager Default, Event of Default, Early Amortization Event or any default or event of default under the Mossimo Contribution Agreement. In addition, the Company confirms and agrees that the Company will, upon receipt of notice or discovery thereof, send to the Agent a notice of (i) any breach of material consequence of any representation, warranty, agreement or covenant under any Assigned Document or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, promptly and, in any case, within two (2) Business Days of learning thereof.

(n) On the first anniversary of the Closing Date, the Company will obtain and thereafter at all times while Obligations are outstanding maintain one or more interest rate caps with one or more other financial institutions reasonably acceptable to the Agent effectively providing for a fixed or maximum rate of interest at all times prior to and including the Facility Termination Date, (a) on a notional amount equal to at least the amounts set forth on Schedule 5.01(o), (b) at an interest rate not in excess of seven percent (7.0%) per annum (the “Strike Price”) and (c) otherwise in form and substance reasonably acceptable to the Agent. The Company shall deliver to the Agent for the benefit of the Lenders valid and perfected collateral assignments of all interest rate caps required to be maintained hereunder with respect to the Loan and shall obtain the acknowledgment and agreement of the counterparty or counterparties thereto (whether or not such counterparty or counterparties include the Agent or all or any of the Lenders) to pay any amounts which would otherwise be payable by such counterparty or counterparties to the Company directly to the Collection Account.

(o) The Company shall not incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the Liens created pursuant to any Transaction Document and Permitted Liens.

(p) As soon as available but no later than forty five (45) days after the end of each calendar quarter in each fiscal year of the Parent, the Company shall deliver to the Agent a copy of:

(i) a consolidated balance sheet of the Parent as of the end of such calendar quarter, setting forth, if applicable, in comparative form the corresponding figures for the most recent year end for which an audited balance sheet has been prepared, which balance sheet shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP (subject to normal year-end audit adjustments) and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of the Parent stating that such balance sheet presents fairly the financial condition of the Parent and has been prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments); and

(ii) consolidated statements of income, stockholders’ equity and cash flows of the Parent for such calendar quarter setting forth, if applicable, in comparative form the corresponding figures for the comparable period one year prior thereto, which statements shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP (subject to normal year-end audit adjustments) and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of the Parent stating that such financial statements present fairly the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis and have been prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments).

(q) As soon as available but no later than one hundred and twenty (120) days after the end of each fiscal year of the Parent, the Company shall deliver to the Agent a copy of:

(i) a consolidated balance sheet of the Parent as of the end of the fiscal year, setting forth, if applicable, in comparative form the figures for the previous fiscal year and accompanied by an opinion of an Independent Accountant stating that such balance sheet presents fairly the financial condition of the Parent and has been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur); and

(ii) consolidated statements of income, stockholders’ equity and cash flows of the Parent for such fiscal year, setting forth, if applicable, in comparative form the figures for the previous fiscal year and accompanied by an opinion of an Independent Accountant stating that such financial statements present fairly the financial condition of the Parent and its Subsidiaries on a consolidated basis and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur).

(r) All financial statements of the Parent shall disclose the effects of the transactions contemplated by this Agreement as a loan to the extent required by and in accordance with GAAP.

(s) The Company shall pay and discharge or otherwise satisfy, before the same shall become delinquent or subject to penalty, all taxes imposed upon it or its property which are due, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, if any, and reserves in conformity with GAAP with respect thereto have been provided on the books and records of the Company or any consolidated group to which the Company is a party until any Lien resulting therefrom attaches to its property and becomes enforceable against other creditors, or the failure to pay and discharge or otherwise satisfy such taxes could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the rights, interests or remedies of the Agent or any Lender.

(t) The Company shall maintain at all times funds in the Reserve Account in an amount not less than the Required Reserve Amount.

(u) The Company shall not declare, make or set aside distributions except (i) for a distribution of the net proceeds of the Loan on the Closing Date and (ii) for a distribution thereafter from funds received in accordance with Section 2.04(xi).

ARTICLE VI.

MANAGEMENT AND SERVICING; CERTAIN COVENANTS

SECTION 6.01 General Covenants. The Servicer and the Manager will act in accordance with instructions and directions, delivered in accordance with the terms hereof and the Management Agreement, from the Company, the Agent and/or the Lenders in connection with its servicing and managing, as applicable, of the Collateral hereunder and thereunder, and will ensure that, at all times when it is dealing with or in connection with the Collateral in its capacity as Servicer or Manager, as applicable, it holds itself out as Servicer or Manager, as applicable, and not in any other capacity.

SECTION 6.02 Appointment and Designation.

(a)  Until the Agent gives notice to the Company of a designation of a Person to replace the Servicer (the “Successor Servicer”) upon the occurrence and during the continuance of any Servicer Default, or consents in writing to the appointment by the Company of a Successor Servicer, Mossimo Management has been designated as, and agreed to perform the duties and obligations of, the Servicer, pursuant to the terms hereof and in accordance with the Management Agreement at all times until the earlier of the Agent’s designation of a Successor Servicer (upon the occurrence and during the continuance of any Servicer Default) and the delivery by the Agent of its written consent to the appointment by the Company of a Successor Servicer or the Loan Repayment Date. Upon the occurrence and during the continuance of any Servicer Default, the Agent may at any time (with the approval of the Lenders) designate a Successor Servicer to succeed Mossimo Management or any Successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof and the Management Agreement. Each of the Company and each Person serving in the capacity of a “Servicer” grants to the Agent and any Successor Servicer an irrevocable power of attorney to take any and all steps in the Company’s, or such Person’s name, as applicable, and on behalf of the Company or such Person, necessary, appropriate or desirable, in the determination of the Agent or such Successor Servicer, to perform any of the Servicing Functions.

(b) Until the Agent gives notice to the Company of a designation of a Person to replace the Manager (the “Successor Manager”) upon the occurrence and during the continuance of any Manager Default, or consents in writing to the appointment by the Company of a Successor Manager, Mossimo Management has been designated as, and agreed to perform the duties and obligations of, the Manager, pursuant to the terms hereof and the Management Agreement at all times until the earlier of the Agent’s designation of a Successor Manager (upon the occurrence and during the continuance of any Manager Default) and the delivery by the Agent of its written consent to the appointment by the Company of a Successor Manager or the Loan Repayment Date. Upon the occurrence and during the continuance of any Manager Default, the Agent may at any time (with the approval of the Lenders) designate a Successor Manager to succeed Mossimo Management or any Successor Manager, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Manager pursuant to the terms hereof. Each of the Company and each Person serving in the capacity of a “Manager” grants to the Agent and any Successor Manager an irrevocable power of attorney to take any and all steps in the Company’s, or such Person’s name, as applicable, and on behalf of the Company or such Person, necessary, appropriate or desirable, in the determination of the Agent’s or such Successor Manager, to perform any of the Servicing Functions.

(c) The Servicer’s and Manager’s duties and responsibilities shall include those set forth in the Management Agreement (or any replacement management agreement entered into by a Successor Servicer or Successor Manager) and all the other duties specified herein.

(d) On the date that a Successor Servicer shall have been appointed, all authority and power of the Servicer shall pass to and be vested in the Successor Servicer (the “Service Transfer”) and the Company is hereby authorized and empowered (upon the failure of the Servicer to cooperate) to execute and deliver, on behalf of such Servicer, as attorney-in-fact or otherwise, all documents and other instruments upon the failure of such Servicer to execute or deliver such documents or instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such Service Transfer. The Servicer agrees to cooperate with the Agent, the Company and such Successor Servicer in effecting the termination of its responsibilities and rights to conduct servicing hereunder, including, without limitation, the transfer to such Successor Servicer of all authority of the Servicer to perform the Servicing Functions. Upon a Service Transfer, the Servicer shall promptly (x) assemble all of its documents, instruments and other records (including credit files, licenses, rights, copies of all relevant computer programs and any necessary licenses for the use thereof, related material, computer tapes, disks, cassettes and data) that (i) evidence or will evidence or record Collateral and (ii) are otherwise necessary or desirable to enable a Successor Servicer to effect its duties hereunder, with or without the participation of the Servicer and (y) deliver or license the use of all of the foregoing documents, instruments and other records to the Successor Servicer at a place designated by the Successor Servicer. In recognition of the Servicer’s need to have access to any such documents, instruments and other records which may be transferred to such Successor Servicer hereunder, whether as a result of its continuing responsibility as a servicer of assets which are not sold and assigned to the Company or otherwise, such Successor Servicer shall provide to the Servicer reasonable access to such documents, instruments and other records transferred by the Servicer to it in connection with any activity arising in the ordinary course of the Servicer’s business; provided that the Servicer shall not disrupt or otherwise interfere with the Successor Servicer’s use of and access to such documents, instruments and other records.

(e) Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer to which it is successor with respect to the functions of the Servicer hereunder (with such changes as are agreed to between such Successor Servicer and the Company with the consent of, or at the direction of, the Agent) and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in any Transaction Document to the Servicer shall be deemed to refer to the Successor Servicer. The Successor Servicer shall perform its duties and obligations hereunder with the same standard of care set forth herein for the performance by the Servicer of its duties and obligations hereunder. The Successor Servicer shall not be liable for, and the Servicer shall indemnify the Successor Servicer against costs incurred by the Successor Servicer as a result of, any acts or omissions of the Servicer in breach of its obligations hereunder.

(f) All authority and power granted to the Successor Servicer hereunder shall automatically cease and terminate on the Loan Repayment Date, and shall pass to and be vested in the Company and, without limitation, the Company is hereby authorized and empowered to execute and deliver, on behalf of the Successor Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights from and after the Loan Repayment Date. The Successor Servicer agrees to cooperate with the Company in effecting the termination of the responsibilities and rights of the Successor Servicer. To the extent that compliance with this Section 6.02(h) shall require the Successor Servicer to disclose to the Company information of any kind which the Successor Servicer deems to be confidential, the Company shall be required to enter into such customary licensing and confidentiality agreements as the Successor Servicer shall reasonably deem necessary to protect its interests.

(g) On the date that a Successor Manager shall have been appointed, all authority and power of the Manager shall pass to and be vested in the Successor Manager (the “Management Transfer”) and the Company is hereby authorized and empowered (upon the failure of the Manager to cooperate) to execute and deliver, on behalf of such Manager, as attorney-in-fact or otherwise, all documents and other instruments upon the failure of such Manager to execute or deliver such documents or instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such Management Transfer. The Manager agrees to cooperate with the Agent, the Company and such Successor Manager in effecting the termination of its responsibilities and rights to conduct servicing hereunder, including, without limitation, the transfer to such Successor Manager of all authority of the Manager to perform the Management Services. Upon a Management Transfer, the Manager shall promptly (x) assemble all of its documents, instruments and other records (including credit files, licenses, rights, copies of all relevant computer programs and any necessary licenses for the use thereof, related material, computer tapes, disks, cassettes and data) that (i) evidence or will evidence or record Collateral and (ii) are otherwise necessary or desirable to enable a Successor Manager to effect its duties hereunder, with or without the participation of the Manager and (y) deliver or license the use of all of the foregoing documents, instruments and other records to the Successor Manager at a place designated by the Successor Manager. In recognition of the Manager’s need to have access to any such documents, instruments and other records which may be transferred to such Successor Manager hereunder, whether as a result of its continuing responsibility as a manager of assets which are not sold and assigned to the Company or otherwise, such Successor Manager shall provide to the Manager reasonable access to such documents, instruments and other records transferred by the Manager to it in connection with any activity arising in the ordinary course of the Manager’s business; provided that the Manager shall not disrupt or otherwise interfere with the Successor Manager’s use of and access to such documents, instruments and other records.

(h) Upon its appointment, the Successor Manager shall be the successor in all respects to the Manager to which it is successor with respect to the functions of the Manager hereunder (with such changes as are agreed to between such Successor Manager and the Company with the consent of, or at the direction of, the Agent) and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Manager by the terms and provisions hereof, and all references in any Transaction Document to the Manager shall be deemed to refer to the Successor Manager. The Successor Manager shall perform its duties and obligations hereunder with the same standard of care set forth herein for the performance by the Manager of its duties and obligations hereunder. The Successor Manager shall not be liable for, and the Manager shall indemnify the Successor Manager against costs incurred by the Successor Manager as a result of, any acts or omissions of the Manager in breach of its obligations hereunder.

(i) All authority and power granted to the Successor Manager hereunder shall automatically cease and terminate on the Loan Repayment Date, and shall pass to and be vested in the Company and, without limitation, the Company is hereby authorized and empowered to execute and deliver, on behalf of the Successor Manager, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights from and after the Loan Repayment Date. The Successor Manager agrees to cooperate with the Company in effecting the termination of the responsibilities and rights of the Successor Manager. To the extent that compliance with this Section 6.02(i) shall require the Successor Manager to disclose to the Company information of any kind which the Successor Manager deems to be confidential, the Company shall be required to enter into such customary licensing and confidentiality agreements as the Successor Manager shall reasonably deem necessary to protect its interests.

SECTION 6.03 Collateral Collections. j) Consistent with and subject to the standards, policies and procedures required by this Agreement, the Servicer shall collect all payments called for under the terms and provisions of the Licenses related to the Collateral (and the terms and provisions of any documents related thereto).

(b) The Servicer shall remit all payments by or on behalf of the Obligors in accordance with Section 6.12, as soon as practicable following receipt thereof, but in no event later than the end of business on the second Business Day immediately following receipt thereof. If for any reason, the Servicer, or a Person other than the Servicer, in error deposits into the Collection Account any funds not constituting Collections or an amount owing under this Agreement or the Transaction Documents, the Servicer, upon becoming aware of such deposit, shall promptly advise the Agent in writing, accompanied with evidence of the allegedly incorrect payment and the identity of the party making the payment, and if available, the identity of the party to whom the payment should have been made, and upon the Agent’s reasonable satisfaction that the payment was made in error, the Servicer shall instruct the Collection Bank to return the amount paid in error to the intended recipient or the original payer. The Servicer agrees that, if the Agent is not reasonably satisfied with the evidence presented to it hereunder, and the Agent requests further additional information, then the Servicer shall use its commercially reasonable efforts to obtain that information and provide it promptly to the Agent.

SECTION 6.04 Intentionally Omitted.

SECTION 6.05 No Rights of Withdrawal. Until the Loan Repayment Date, the Company shall have no rights of direction or withdrawal with respect to amounts held in the Collection Account or the Reserve Accounts, except with respect to funds not related to any Pledged Collateral, which were incorrectly deposited into any such account or permitted pursuant to Section 6.03(b).

SECTION 6.06 Permitted Investments. The Company shall, pursuant to written instruction, direct the Collection Account Bank or the Reserve Account Bank (and if the Company fails to do so, the Agent may, pursuant to written instruction, direct the Collection Account Bank) to invest, or cause the investment of, funds on deposit in the Collection Account or the Reserve Account, as applicable, in Permitted Investments, from the date of this Agreement until the Loan Repayment Date. Absent any such written instruction, the Collection Account Bank shall invest, or cause the investment of, such funds in Permitted Investments described in clause (v) of the definition thereof. A Permitted Investment acquired with funds deposited in the Collection Account or the Reserve Account Bank shall mature not later than the Business Day immediately preceding any applicable Remittance Date, and shall not be sold or disposed of prior to its maturity. All income and gain realized from any such investment, as well as any interest earned on deposits in the Collection Account or the Reserve Account, as applicable, shall be distributed in accordance with the provisions of Article II hereof. Neither the Collection Account Bank, the Reserve Account Bank, the Agent nor any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in the Collection Account or the Reserve Account.

SECTION 6.07 Intentionally Omitted

SECTION 6.08 Reports to the Agent; Account Statements; Servicing Information. (a) The Servicer will deliver to the Agent, (i) on the Early Amortization Commencement Date, a report identifying the Collateral (and any information with respect thereto requested by the Agent) on the day immediately preceding the Early Amortization Commenced Date and (ii) upon the Agent’s reasonable written request and upon reasonable notice, a report identifying the Collateral (and any information with respect thereto, reasonably requested by the Agent) as of the date specified in such request.

(b) By no later than 2:00 P.M. (New York City time) on each Business Day on which a prepayment or release of Collateral hereunder occurs, or on any other Business Day at the option of the Company or upon the Agent’s reasonable written request and upon reasonable notice, the Servicer shall make available for review by the Agent in an electronic format mutually acceptable to the Servicer and the Agent, all information reasonably requested by the Agent relating to all Collateral.

(c) The Company shall deliver to the Agent all reports it receives pursuant to the Mossimo Contribution Agreement within one (1) Business Day of the receipt thereof.

SECTION 6.09 Remittance Reports; Statements as to Compliance; Financial Statements. (a) The Servicer shall deliver to the Agent, the Company and the Lenders on or before the respective dates set forth in the Management Agreement, each of the certificates and reports required to be delivered by the Servicer pursuant to the terms of the Management Agreement including those certificates and reports set forth in Sections 2.2(d), (e) and (f) and Article VI.

(b) So long as the Servicer is not a Subsidiary of the Parent, as soon as available but no later than forty-five (45) days after the end of each calendar quarter in each fiscal year of the Servicer, the Servicer shall deliver to the Agent a copy of:

(i) a balance sheet of the Servicer as of the end of such calendar quarter, setting forth, if applicable, in comparative form the corresponding figures for the most recent year end for which an audited balance sheet has been prepared, which balance sheet shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP (subject to normal year-end audit adjustments) and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of the Servicer stating that such balance sheet presents fairly the financial condition of the Servicer and has been prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments); and

(ii) statements of income, stockholders’ equity and cash flows of the Servicer for such calendar quarter setting forth, if applicable, in comparative form the corresponding figures for the comparable period one year prior thereto, which statements shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP (subject to normal year-end audit adjustments) and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of the Servicer stating that such financial statements present fairly the financial condition and results of operations of the Servicer and have been prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments).

(c) So long as the Servicer is not a Subsidiary of the Parent, as soon as available but no later than one hundred twenty (120) days after the end of each fiscal year of the Servicer, the Servicer shall deliver to the Agent a copy of:

(i) a balance sheet of the Servicer as of the end of the fiscal year, setting forth, if applicable, in comparative form the figures for the previous fiscal year and accompanied by an opinion of an Independent Accountant stating that such balance sheet presents fairly the financial condition of the Servicer and has been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur); and

(ii) statements of income, stockholders’ equity and cash flows of the Servicer for such fiscal year, setting forth, if applicable, in comparative form the figures for the previous fiscal year and accompanied by an opinion of an Independent Accountant stating that such financial statements present fairly the financial condition of the Servicer and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur).

(d) So long as the Manager is not a Subsidiary of the Parent, as soon as available but no later than forty-five (45) days after the end of each calendar quarter in each fiscal year of the Manager, the Manager shall deliver to the Agent a copy of:

(i) a balance sheet of the Manager as of the end of such calendar quarter, setting forth, if applicable, in comparative form the corresponding figures for the most recent year end for which an audited balance sheet has been prepared, which balance sheet shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP (subject to normal year-end audit adjustments) and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of the Manager stating that such balance sheet presents fairly the financial condition of the Manager and has been prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments); and

(ii) statements of income, stockholders’ equity and cash flows of the Manager for such calendar quarter setting forth, if applicable, in comparative form the corresponding figures for the comparable period one year prior thereto, which statements shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP (subject to normal year-end audit adjustments) and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of the Manager stating that such financial statements present fairly the financial condition and results of operations of the Manager and have been prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments).

(e) So long as the Manager is not a Subsidiary of the Parent, as soon as available but no later than one hundred twenty (120) days after the end of each fiscal year of the Manager, the Manager shall deliver to the Agent a copy of:

(i) a balance sheet of the Manager as of the end of the fiscal year, setting forth, if applicable, in comparative form the figures for the previous fiscal year and accompanied by an opinion of an Independent Accountant stating that such balance sheet presents fairly the financial condition of the Manager and has been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur); and

(ii) statements of income, stockholders’ equity and cash flows of the Manager for such fiscal year, setting forth, if applicable, in comparative form the figures for the previous fiscal year and accompanied by an opinion of an Independent Accountant stating that such financial statements present fairly the financial condition of the Manager and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur).

SECTION 6.10 Access to Certain Documentation. (a) To the extent that the Company has been granted such rights under the Mossimo Contribution Agreement or in any License, the Company and Servicer will permit, and the Servicer will permit, the Agent and the Lenders to conduct any examination, audit, due diligence, Obligor audit or Obligor onsite audit visit referred to in this Section 6.10 or to accompany the Company or the Transferor on such on-site audits.

(b) The Lenders or the Agent (and their respective agents or third party professional advisors) shall have the right under this Agreement, at the expense of the Company, periodically, upon reasonable prior notice to the Servicer or the Manager, as applicable, to examine and audit, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records or other information of the Servicer and/or the Manager and/or the Company or held by another for any of them on its behalf, concerning this Agreement and/or the Licenses (and in each case, the Obligors thereunder), and to accompany the Company or the Manager on any on-site audits at the premises of any Obligors; provided, however, that absent the occurrence of an Default or Event of Default, the Lenders or the Agent (and their respective agents or third party professional advisors) shall not perform such audits of the Servicer and/or the Manager and/or the Company more than once in any calendar year. The Lenders and the Agent (and their respective agents and professional advisors) shall treat as confidential any information obtained during the aforementioned examinations which is not already publicly known or available; provided, however, that the Lenders or the Agent may disclose such information if required to do so by law or by any regulatory authority.

(c) Upon the appointment of a Successor Servicer, the Agent (and its respective agents or professional advisors) shall have the right to contact any number of Obligors to inform such Obligors of the appointment of such Successor Servicer and of the fact that such Successor Servicer will be servicing and administering the Collateral and taking any other actions required by to be taken by the Servicer under the terms of this Agreement.

(d) Upon the appointment of a Successor Manager, the Agent (and its respective agents or professional advisors) shall have the right to contact any number of Obligors to inform such Obligors of the appointment of such Successor Manager and of the fact that such Successor Manager will be servicing and administering the Collateral and taking any other actions required by to be taken by the Manager under the terms of this Agreement.

(e) Upon the occurrence of and continuance of an Event of Default, the Agent (and its respective agents or professional advisors) shall, at the Company’s expense, have the right under this Agreement to contact any Obligor with respect to any Collateral in order to procure such information related to such Obligor, the related License and the other Collateral as the Lenders or the Agent deem reasonable under the circumstances. The Servicer and the Company hereby agree to cooperate with the Agent (and its respective agents or professional advisors) in connection with any attempt thereby to contact any such Obligor and shall provide to the Agent such information as is needed in order to facilitate such contact.

SECTION 6.11 Waiver of Defaults. Upon consent of the Lenders, the Agent may waive any default by the Servicer or the Manager in the performance of its respective obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall be effective unless it shall be in writing and signed by the Agent on the Lenders’ behalf and no such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

SECTION 6.12 Servicing and Segregation of Collections. (a) The Company shall cause each Obligor to remit all amounts due with respect to the Collateral to the Servicer.

(b) Neither the Servicer nor the Manager, as applicable, shall be required to exercise any remedies or pursue any legal action against any Obligor or any other third party unless the Servicer or the Manager, as applicable, is directed in writing to do so by the Agent and has determined in good faith that the requested action is not illegal or unlawful and will not subject the Servicer or the Manager, as applicable, to any risk of personal liability. In the enforcement of any rights of the Company, the Servicer and/or the Manager shall be entitled to sue thereon (i) in its own name or (ii) if, but only if, the Company consents in writing (which consent shall not be unreasonably withheld), as agent for the Company. The Servicer or the Manager, as applicable, shall notify the Agent of the commencement of any such proceedings. In no event shall the Servicer or the Manager be entitled to take any action which would make the Company a party to any litigation without the express prior written consent of the Company.

(c) Notwithstanding anything to the contrary contained herein, neither the Servicer nor the Manager shall accept any Prepaid Royalty Amount under, any License without the written consent of the Agent.

(d) The Servicer shall not, in the performance of any Servicing Functions, enter into any agreement or arrangement with an Affiliate of the Servicer on terms that are less favorable to the Company than those that could be obtained at the time of such agreement or arrangement in arm’s-length dealings with a Person that is not an Affiliate of the Servicer.

(e) The Manager shall not, in the performance of any Management Services, enter into any agreement or arrangement with an Affiliate of the Manager on terms that are less favorable to the Company than those that could be obtained at the time of such agreement or arrangement in arm’s-length dealings with a Person that is not an Affiliate of the Manager.

SECTION 6.13 UCC Matters; Protection and Perfection of the Collateral. The Company will not (i) change its name as it appears in official filings in the state of its formation, (ii) change the type of entity that it is, (iii) change its organization identification number, if any, issued by its state of incorporation or other organization or (iv) change its state of formation unless, prior to the effective date of any such change, the Company notifies the Agent of such change in writing and delivers to the Agent such financing statements as the Agent may reasonably request to reflect such change, together with such other documents and instruments as the Agent may request in connection therewith. The Company agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Agent may reasonably request in order to perfect, protect or more fully evidence the Lenders’ interest in the Collateral acquired hereunder, or to enable the Lenders or the Agent to exercise or enforce any of their respective rights hereunder. Without limiting the generality of the foregoing, the Company will, upon the request of the Agent: (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate or as the Agent may request, and (ii) mark its master data processing records evidencing such Collateral with a legend acceptable to the Agent, evidencing that the Lenders have acquired an interest therein as provided in this Agreement. The Company hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Collateral and the proceeds of the foregoing now existing or hereafter arising, without the signature of the Company where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral, or any part thereof, shall be sufficient as a financing statement. The Company shall, upon the request of the Agent at any time after the occurrence of an Event of Default and at the Company’s expense, notify the Obligors obligated to make any payment on account of any Collateral of the security interest of the Lenders in the Collateral. If the Company fails to perform any of its agreements or obligations under this Section 6.14, the Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Company upon the Agent’s demand therefor. For purposes of enabling the Agent to exercise its rights described in the preceding sentence and elsewhere in this Article VI, the Company and the Lenders hereby authorize each of the Agent and its successors and assigns to take any and all steps in the Company’s name and on behalf of the Company and the Lenders necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Collateral, including endorsing the Company’s name on checks and other instruments representing Collections and enforcing such Collateral and the related Licenses and, if any, the related guarantees.

SECTION 6.14 Servicer Advances. The Servicer may, in its sole discretion, make a Servicer Advance in accordance with the terms of the Management Agreement. The Servicer shall be entitled to reimbursement for such Servicer Advances from monies in the Collection Account as provided in Section 2.04 hereof.

SECTION 6.15 Compliance with Applicable Law. The Servicer, the Manager and the Company shall at all times comply in all material respects with all requirements of applicable federal, state and local laws, and regulations thereunder in the conduct of their business.

ARTICLE VII.

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the occurrence of any Bankruptcy Event with respect to the Company; or

(b) (i) the Company shall fail to pay any interest on the Loans when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) either the Servicer or the Company shall fail to make any payment or deposit to be made by it when due hereunder or under any other Transaction Document and such failure remains unremedied for two (2) Business Days; or

(c) any representation or warranty made or deemed to be made by the Company, the Servicer, the Manager or the Transferor (or any of their respective officers) under or in connection with this Agreement (or any remittance report or other information or report delivered pursuant hereto) or any other Transaction Document shall prove to be false or incorrect in any material respect and shall remain false or incorrect for a period of thirty (30) days; or

(d) the Company, the Servicer, the Manager or the Transferor shall fail to perform or observe any term covenant or agreement applicable to it hereunder or under any other Transaction Document to which it is a party (other than those described in any other provision of this Section 7.01) and such failure remains unremedied for the lesser of thirty (30) days after (A) the Servicer, the Manager, the Company or the Transferor, as applicable, becomes aware or should reasonably be aware of such failure, or (B) the Servicer, the Manager, the Company or the Transferor, as applicable, are notified by the Lender, the Agent or any other Person, of such failure; or

(e) (i) the Company shall incur, or otherwise owe to any Person, any Debt (other than Debt permitted to be incurred pursuant to the terms of this Agreement) without the prior written approval of the Agent, or (ii) the Company shall fail to pay any principal of or premium or interest on any Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other default under any agreement or instrument relating to any Debt of the Company or any other event, shall occur if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or

(f) one or more judgments, orders or decrees (or other similar process) shall be rendered against the Company involving an aggregate amount (excluding amounts adequately covered by insurance payable to the Company, to the extent the relevant insurer has not denied coverage therefor) in excess of $250,000 which judgment, order or decree shall not have been vacated or discharged for a period of thirty (30) consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g) any provision of a Transaction Document should cease for any reason to be legal, valid or binding on the Company, the Servicer, the Manager, the Parent or the Transferor, or the Company, the Servicer, the Manager, the Parent or the Transferor shall in writing state that any provision of a Transaction Document should cease for any reason to be legal, valid or binding; or

(h) (i) the Agent shall at any time fail to have a valid, perfected, first priority security interest (subject only to Permitted Liens) in any of the Collateral to the extent required herein or (ii) any contribution into the Company of any Assets under the Mossimo Contribution Agreement shall, for any reason, cease to create in favor of the Company a perfected ownership interest in such Assets with respect thereto; or

(i) the Company shall have suffered any material adverse change to its financial condition, business or operations which would affect the collectibility of any amounts owing with respect to the Collateral or the Company’s ability to conduct its business or fulfill its obligations hereunder or under any other Transaction Document, in each case as reasonably determined by the Agent; or

(j) the Company’s activities are terminated for any reason, including any termination thereof by a regulatory, tax or accounting body; or

(k) the occurrence of a Change of Control with respect to the Company; or

(l) the Mossimo Contribution Agreement shall cease to be in full force and effect; or

(m) the auditor’s opinion accompanying the audited annual financial statements of the Parent is qualified in any manner; or

(n) the Collections, net of all Servicing Fees and Management Fees payable to the Servicer or the Successor Servicer, the Manger or the Successor Manager, as applicable, shall be less than (i) $7,489,681.11 for first three (3) Remittance Periods following the Closing Date; and (4) $13,000,000 for first four (4) Remittance Periods following the Closing Date and for any rolling four (4) Remittance Periods thereafter; or

(o)  the Servicer resigns and a Successor Servicer is not servicing the Collections within sixty (60) days of such resignation or the Manager resigns and a Successor Manager is not performing the Management Services within sixty (60) days of such resignation; or

(p) the Target License Agreement has been terminated or has not been renewed upon its expiration and, in each case, has not been replaced with a new license agreement in form and substance acceptable to Agent and with a licensee acceptable to Agent, in each case in Agent’s sole discretion; or

(q) a default or event of default has occurred under the Target License Agreement and the non-breaching party has delivered and notice of default of event of default and such default or event of default has not been cured within any applicable cure period; or

(r) the Facility Termination Date shall have occurred.

then the Agent may, by notice to the Company, declare the Early Amortization Commencement Date to have occurred; provided, that, in the case of any event described in Section 7.01(a) above, the Early Amortization Commencement Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) at the option of the Lenders in their sole discretion, the Lenders may declare the Loan made to the Company hereunder and all interest and all Fees accrued on such Loan and any other Obligations to be immediately due and payable (and the Company shall pay such Loan and all such amounts and Obligations immediately), and (ii) at the option of the Lenders in their sole discretion, the Agent, on behalf of the Lenders, may direct the Obligors to make all payments with respect to the Collateral directly to the Agent, the Lenders or any lockbox or account established by any of such parties. In addition, upon any such declaration or upon any such automatic occurrence, the Agent and the Lenders shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative. If any Event of Default shall have occurred, the interest rate applicable to the Loans shall be increased in accordance with Section 2.02, effective as of the date of the occurrence of such Event of Default, and shall remain at such increased rate for so long as such Event of Default is continuing.

SECTION 7.02 Additional Remedies of the Agent. (a) If, (i) upon the Lenders’ declaration that the Loan made to the Company hereunder is immediately due and payable pursuant to Section 7.01, or (ii) on the Facility Termination Date, the aggregate outstanding principal amount of the Loan, all accrued Fees and interest and any other Obligations are not immediately paid in full, then the Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders, to immediately sell in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Agent may reasonably deem satisfactory, any or all of the Collateral and apply the proceeds thereof to the Obligations.

(b) The parties recognize that it may not be possible to sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Collateral may not be liquid. Accordingly, the Agent may elect, in its sole discretion, the time and manner of liquidating any Collateral, and nothing contained herein shall obligate the Agent to liquidate any Collateral on the date the Lenders declare the Loans made to the Company hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all Collateral in the same manner or on the same Business Day.

(c) Any amounts received from any sale or liquidation of the Collateral pursuant to this Section 7.02 in excess of the Obligations will be returned to the Company, its successors or assigns, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may otherwise direct.

(d) The Agent and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders at law, in equity or under any other agreement between the Lenders and the Company. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Company or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery with assumption of any credit risk. The Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Company, which right or equity is hereby waived and released. To the extent permitted by applicable law, the Company waives all claims, damages and demands it may acquire against the Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(e) Without limiting any obligation of the Servicer or the Manager hereunder or any other remedy of the Agent or any Lender, the Company confirms and agrees that the Agent (or any designee thereof, including the Servicer or the Manager), following an Event of Default or an Early Amortization Event, shall, at its option, have the sole right to enforce the Company’s rights and remedies under each Assigned Document, but without any obligation on the part of the Agent, the Lenders or any of their respective Affiliates to perform any of the obligations of the Company under any such Assigned Document.

(f) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Early Amortization Event or Event of Default.

(g) The Agent shall have the right, in its own name and as agent for the Lenders, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Lenders (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

ARTICLE VIII.

INDEMNIFICATION

SECTION 8.01 Indemnities by the Company. Without limiting any other rights which the Agent, the Lenders or any of their respective Affiliates may have hereunder or under applicable law, the Company hereby agrees to indemnify the Agent, the Lenders and each of their respective Affiliates (each, an “Indemnified Party” for purposes of this Article VIII) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements awarded against or incurred by any of them arising out of or as a result of this Agreement or in respect of any of the Collateral, excluding, however, any such amount (a) to the extent resulting solely from gross negligence, bad faith or willful misconduct on the part of an Indemnified Party and (b) to the extent comprising Excluded Taxes levied on the Indemnified Party (all of the foregoing being collectively referred to as “Indemnified Amounts”). Without limiting the foregoing, the Company shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following:

(i) reliance on any representation or warranty made or deemed made by the Company, Mossimo Management (in its capacity as the Servicer or Manager hereunder), any Successor Servicer or Successor Manager or any of their officers under or in connection with this Agreement or any Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Company, Mossimo Management (in its capacity as the Servicer or Manager hereunder), any Successor Servicer or Successor Manager to comply in all material respects with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any of the Collateral, or the nonconformity of any of the Collateral with any such Applicable Law;

(iii) the failure to vest and maintain vested in the Agent, for the benefit of the Lenders, or to transfer to the Agent, for the benefit of the Lenders, a first priority perfected security interest (subject only to Permitted Liens) in the Collateral together or the Collections related thereto, free and clear of any Adverse Claim whether existing at the Closing Date or at any time thereafter;

(iv) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral, whether at the Closing Date or at any subsequent time;

(v) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) with respect to the payment of any amounts owing with respect to any Collateral (including a defense based on such License relating to such Collateral) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(vi) any failure of the Company, Mossimo Management (in its capacity as the Servicer or Manager hereunder), any Successor Servicer or Successor Manager to perform its duties or obligations in accordance with the provisions of this Agreement;

(vii) the failure of the Company to pay when due any taxes payable in connection with the Collateral;

(viii) any repayment by the Agent or the Lenders of any amount previously distributed in payment of the Loan or payment of interest or Fees or any other amount due hereunder, in each case which amount the Agent or the Lenders believes in good faith is required to be repaid;

(ix) the commingling by the Company or the Servicer of Collections at any time with other funds;

(x) any investigation, litigation or proceeding related to this Agreement (or the Transaction Documents), or the use of proceeds of the Loan or the Collateral, or the Company’s, the Servicer’s or the Manager’s administration of the Collateral;

(xi) any failure by the Company to give reasonably equivalent value to the Transferor in consideration for the transfer by the Transferor to the Company of any Asset or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code; and/or

(xii) any failure of the Company or any of its agents or representatives to remit to the Servicer or the Collection Account, Collections remitted to the Company or any such agent or representative.

Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Company to the Agent on behalf of the applicable Indemnified Party within five (5) Business Days following the Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Agent of such amounts). The Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 8.01, shall submit to the Company a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

If the Company has made any payments in respect of Indemnified Amounts to the Agent, on behalf of an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Company, without interest.

SECTION 8.02 Indemnities by Servicer. (a) Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, the Servicer or any Person to whom the Servicer delegates any of its duties or responsibilities pursuant to Section 6.02(e) (the “Subservicer”) hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities and related costs and expenses (including reasonable attorneys’ fees and disbursements) (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) suffered or sustained by any Indemnified Party as a consequence of any of the following, excluding, however, Servicer Indemnified Amounts resulting solely from any gross negligence, bad faith or willful misconduct of any Indemnified Party claiming indemnification hereunder:

(i) reliance on any representation or warranty made or deemed made by the Servicer or the Subservicer or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Servicer or the Subservicer to comply in all material respects with any term, provision or covenant contained in this Agreement, or any agreement executed in connection with this Agreement, or any Applicable Law, applicable to it with respect to any of the Collateral;

(iii) any action or inaction by the Servicer or the Subservicer that causes the Agent, for the benefit of the Lenders, not to have a first priority perfected security interest (subject only to Permitted Liens) in any of the Collateral, together with all Collections related thereto, free and clear of any Adverse Claim whether existing at the Closing Date or any time thereafter;

(iv) the commingling by the Servicer or the Subservicer of the Collections at any time with any other funds;

(v) any failure of the Servicer or any of its agents or representatives (including agents, representatives and employees of the Servicer acting pursuant to authority granted under Section 6.01 hereof) to remit to the Collection Account, Collections remitted to the Servicer or any such agent or representative;

(vi) the failure by the Servicer to perform in all material respects any of its duties or obligations in accordance with the provisions of this Agreement; and/or

(vii) any of the events or facts giving rise to a breach of any of the Servicer’s representations, warranties, agreements and/or covenants set forth in Article V or Article VI.

(b) Any Servicer Indemnified Amounts shall be paid by the Servicer to the Agent, for the benefit of the applicable Indemnified Party, within five (5) Business Days following receipt by the Servicer of the Agent’s written demand therefor (and the Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Agent of such amounts). The Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 8.02, shall submit to the Servicer a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If the Servicer has made any indemnity payments to the Agent, on behalf of an Indemnified Party, pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer, without interest.

SECTION 8.03 Indemnities by Manager. (a) Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, the Manager or any Person to whom the Manager delegates any of its duties or responsibilities pursuant to Section 6.02(d) (the “SubManager”) hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities and related costs and expenses (including reasonable attorneys’ fees and disbursements) (all of the foregoing being collectively referred to as “Manager Indemnified Amounts”) suffered or sustained by any Indemnified Party as a consequence of any of the following, excluding, however, Manager Indemnified Amounts resulting solely from any gross negligence, bad faith or willful misconduct of any Indemnified Party claiming indemnification hereunder:

(i) reliance on any representation or warranty made or deemed made by the Manager or the SubManager or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Manager or the SubManager to comply in all material respects with any term, provision or covenant contained in this Agreement, or any agreement executed in connection with this Agreement, or any Applicable Law, applicable to it with respect to any of the Collateral;

(iii) any action or inaction by the Manager or the SubManager that causes the Agent, for the benefit of the Lenders, not to have a first priority perfected security interest (subject only to Permitted Liens) in any of the Collateral, together with all Collections related thereto, free and clear of any Adverse Claim whether existing at the Closing Date or any time thereafter;

(iv) the failure by the Manager to perform in all material respects any of its duties or obligations in accordance with the provisions of this Agreement; and/or

(v) any of the events or facts giving rise to a breach of any of the Manager’s representations, warranties, agreements and/or covenants set forth in Article V or Article VI.

(b) Any Manager Indemnified Amounts shall be paid by the Manager to the Agent, for the benefit of the applicable Indemnified Party, within five (5) Business Days following receipt by the Manager of the Agent’s written demand therefor (and the Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Agent of such amounts). The Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 8.03, shall submit to the Manager a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If the Manager has made any indemnity payments to the Agent, on behalf of an Indemnified Party, pursuant to this Section 8.03 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Manager, without interest.

Each applicable Indemnified Party shall deliver to the indemnifying party under Section 8.01, Section 8.02 and Section 8.03, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

ARTICLE IX.

THE AGENT

SECTION 9.01 Appointment and Duties. (a) Appointment of Agent. Each Lender hereby appoints MLMCI (together with any successor Agent pursuant to Section 9.9) as the Agent hereunder and authorizes the Agent to (i) execute and deliver the Transaction Documents and accept delivery thereof on its behalf from the Company, the Servicer or the Manager, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Transaction Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Transaction Documents, and each Person making any payment in connection with any Transaction Document to any Lender is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Lender with respect to any Obligation in any proceeding described in Section 7.01(a) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for each Lender for purposes of the perfection of all liens and security interests created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is reasonably necessary to maintain the perfection and priority of the liens created or purported to be created by the Transaction Documents, (vi) except as may be otherwise specified in any Transaction Document, exercise all remedies given to the Agent and the other Lenders with respect to the Collateral, whether under the Transaction Documents, Applicable Law or otherwise and (vii) execute any amendment, consent or waiver under the Transaction Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Agent and the other Lenders for purposes of the perfection of all liens with respect to the Collateral that such Lender has possession or control of, including any deposit account maintained by the Company with or held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such liens or otherwise to transfer the Collateral subject thereto to the Agent, and each Lender and hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Transaction Documents, the Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, and similar terms in any Transaction Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Transaction Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Transaction Document, and each Lender hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

SECTION 9.02 Binding Effect. Each Lender agrees that (i) any action taken by the Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Transaction Documents, (ii) any action taken by the Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized by and binding upon all of the Lenders.

SECTION 9.03 Use of Discretion. (a) No Action without Instructions. The Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Transaction Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lenders against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any of its Related Persons or (ii) that is, in the opinion of the Agent or its counsel, contrary to any Transaction Document or any Applicable Law.

SECTION 9.04 Delegation of Rights and Duties. The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Transaction Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article IX to the extent provided by the Agent.

SECTION 9.05 Reliance and Liability. (a) The Agent may, without incurring any liability hereunder, (i) treat any Lender as a Lender until its commitment to make Loans has been assigned in accordance with the terms of this Agreement (ii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, the Company, the Transferor, the Servicer or the Manager) and (iii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of the Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Transaction Document, and each Lender and the Company hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders (or, if expressly required hereby, a greater percentage of the Lenders) or for the actions or omissions of any of its Related Persons selected with reasonable care;

(ii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any lien created or purported to be created under or in connection with, any Transaction Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person, in or in connection with any Transaction Document or any transaction contemplated therein, whether or not transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Transaction Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Transaction Document, whether any condition set forth in any Transaction Document is satisfied or waived, as to the financial condition of the Company, the Servicer, the Manager or the Transferor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Company or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Company hereby waives and agrees not to assert any right, claim or cause of action it might have against the Agent based thereon.

SECTION 9.06 Agent Individually. The Agent and its Affiliates may make loans and other extensions of credit to, acquire capital stock of, engage in any kind of business with, the Company, the Transferor, the Servicer, the Manager or any Affiliate thereof as though it were not acting the Agent and may receive separate fees and other payments therefor. To the extent the Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender” and “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Transaction Document, include the Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

SECTION 9.07 Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon the Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by the Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of the Company and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Transaction Document or with respect to any transaction contemplated in any Transaction Document, in each case based on such documents and information as it shall deem appropriate.

SECTION 9.08 Expenses; Indemnities. (a) Each Lender agrees to reimburse the Agent and each of its Related Persons (to the extent not reimbursed by the Company, the Servicer or the Manager) promptly upon demand for such Lender’s Pro Rata Share with respect to the Loan of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, the Company, the Servicer or the Manager) that may be incurred by the Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Transaction Document.

(b) Each Lender further agrees to indemnify the Agent and each of its Related Persons (to the extent not reimbursed by any the Company, the Servicer or the Manager), from and against such Lender’s aggregate Pro Rata Share of the Obligations (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Transaction Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

SECTION 9.09 Resignation of Agent. (a) The Agent may resign at any time by delivering notice of such resignation to the Lenders and the Company, effective on the date that is thirty (30) days after receipt by the Company of such notice or such later date as set forth in such notice. If the Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within thirty (30) days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Company, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Transaction Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Transaction Documents and (iv) subject to its rights under Section 9.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Transaction Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Transaction Documents.

ARTICLE X.

MISCELLANEOUS

SECTION 10.01 Amendments and Waivers; Modification of Standards. (a) Except as provided in Section 10.01(b), no amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Company, the Servicer, the Manager, the Agent and the Required Lenders, and no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Company, the Servicer or the Manager shall be effective without the written concurrence of the Agent and the Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding the provisions of Section 10.01(a), in the event that there is more than one Lender, the written consent of each Lender shall be required for any amendment, modification or waiver (i) reducing any Loans Outstandings, or the interest thereon, (ii) postponing any date for any payment of the Loan, or the interest thereon or (iii) modifying the provisions of this Section 10.01.

SECTION 10.02 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication, communication by facsimile copy or electronic mail) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address (including an electronic mail address) as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (i) notice by mail, five (5) days after being deposited in the United States mails, first class postage prepaid, (ii) notice by telex, when telexed against receipt of answerback, or (iii) notice by facsimile copy or electronic mail, when verbal communication of receipt is obtained, except that notices and communications pursuant to Article II shall not be effective until received.

SECTION 10.03 No Waiver; Remedies. No failure on the part of the Agent or the Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04 Binding Effect; Assignability; Multiple Lenders. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Servicer, the Manager, the Agent, the Lenders and their respective successors and permitted assigns. This Agreement and the Lenders’ rights and obligations hereunder and interest herein shall be assignable in whole or in part (including by way of the sale of participation interests therein) by the Lenders and their successors and assigns; provided, however, (i) MLMCI shall remain the Agent hereunder after any such assignment, and (ii) such assignment is to an Affiliate of MLMCI or, with the consent of the Company (which consent shall not be unreasonably withheld and shall not be required at any time an Event of Default shall have occurred) to any other Person that is not an Affiliate of MLMCI. Neither the Company, the Servicer nor the Manager may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Lenders and the Agent. The parties to each assignment or participation made pursuant to this Section 10.04 shall execute and deliver to the Agent, for its acceptance and recording in its books and records, an assignment and acceptance agreement (an “Assignment and Acceptance”) or a participation agreement or other transfer instrument reasonably satisfactory in form and substance to the Agent and the Company. Each such assignment or participation shall be effective as of the date specified in the applicable Assignment and Acceptance or other agreement or instrument only after the execution, delivery, acceptance and recording thereof as described in the preceding sentence. The Agent shall notify the Company of any assignment or participation thereof made pursuant to this Section 10.04. The Lenders may, in connection with any assignment or participation or any proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Company and the Collateral furnished to the Lenders by or on behalf of the Company, the Servicer or the Manager; provided, however, that no Lender shall disclose any such information until it has obtained an agreement from such assignee or participant or proposed assignee or participant that it shall treat as confidential (under terms mutually satisfactory to the Agent and such assignee or participant or proposed assignee or participant) any information obtained which is not already publicly known or available.

(b) Whenever the term “Lender” or “Lenders” is used herein, it shall mean MLMCI and/or any other Person which shall have executed an Assignment and Acceptance; provided, however, that each such party shall have a pro rata share of the rights and obligations of the Lenders hereunder in such percentage equal to the Loan Commitment of such party. Unless otherwise specified herein, any right at any time of the Lenders to enforce any remedy, or to consent to any waiver, amendment or other modification hereunder or under any other Transaction Document, shall be exercised by the Agent only upon direction by such parties that hold a majority of the Loan Commitments at such time.

(c) Subject to Section 10.04(a), each of the parties hereto hereby agrees to execute any amendment to this Agreement that is required in order to facilitate the addition of any new Lender hereunder as contemplated by this Section 10.04.

SECTION 10.05 Term of This Agreement. This Agreement, including the Company’s obligation to observe its covenants set forth in Articles V and VI and the Servicer’s and the Manager’s obligation to observe their covenants set forth in Articles V and VI, shall remain in full force and effect until the Loan Repayment Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Company, the Servicer or the Manager pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII and Article X and the provisions of Section 10.08 and Section 10.09 shall be continuing and shall survive any termination of this Agreement.

SECTION 10.06 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS OF THE AGENT IN THE COLLATERAL, OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

SECTION 10.07 Costs, Expenses and Taxes. In addition to the rights of indemnification granted to the Agent, the Lenders and their Affiliates under Section 8.01 hereof, the Company agrees to pay on demand all reasonable (and reasonably documented) costs and expenses of the Lenders and the Agent and their Affiliates incurred in connection with the preparation, execution, delivery or administration of, or any waiver or consent issued or amendment prepared in connection with, this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or in connection herewith or therewith or incurred in connection with any amendment, waiver or modification of this Agreement, any other Transaction Document, and any other documents to be delivered hereunder or thereunder or in connection herewith or therewith that is necessary or requested by any of the Company, the Servicer, the Manager or the Lenders or made necessary or desirable as a result of the actions of any regulatory, tax or accounting body affecting the Lenders and its Affiliates, or which is related to an Event of Default, including the reasonable fees and out of pocket expenses of counsel for the Agent and the Lenders with respect thereto and with respect to advising the Agent and the Lenders as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Agent or the Lenders in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.

SECTION 10.08 No Proceedings. The Servicer and the Manager hereby agree that they will not institute against, or join any other Person in instituting against, the Company any proceedings of the type referred to in the definition of Bankruptcy Event if there shall not have elapsed at least one year and one day since the Loan Repayment Date.

SECTION 10.09 Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Lenders or the Agent as contained in this Agreement or any other agreement, instrument or document entered into by the Lenders or the Agent pursuant hereto or in connection herewith shall be had against any administrator of the Lenders or the Agent or any incorporator, affiliate, stockholder, officer, employee or director of the Lenders or the Agent or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Lenders or the Agent pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 10.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Lenders or the Agent or any incorporator, stockholder, affiliate, officer, employee or director of the Lenders or the Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Lenders or the Agent contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of every such administrator of the Lenders or the Agent and each incorporator, stockholder, affiliate, officer, employee or director of the Lenders or the Agent or of any such administrator, or any of them, for breaches by the Lenders or the Agent of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 10.09 shall survive the termination of this Agreement.

SECTION 10.10 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than the Fee Letter.

SECTION 10.11 Tax Characterization. Notwithstanding any provision of this Agreement, the parties hereto intend that the Loans advanced hereunder shall constitute indebtedness of the Company for federal income tax purposes.

SECTION 10.12 Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to the extent requested by any regulatory authority, (b) to the extent required by Applicable Laws, (c) to any other party to this Agreement, (d) to the extent required by a court of competent jurisdiction in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.12, (i) to any assignee of or participant in, or any prospective assignee of or participant in, any rights or obligations under this Agreement or (ii) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (f) with the consent of the Company or (g) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 10.12 or (2) becomes available to the Agent or any Lender on a non-confidential basis from a source other than the Company provided that such source has not made such information available in contravention of any confidentiality agreement. For the purposes of this Section 10.12, “Information” means all information received from or on behalf of the Company, the Transferor, the Parent or Mossimo Management, LLC relating to the Company, the Transferor, the Parent or Mossimo Management, LLC or its respective business, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to disclosure by the Company, the Transferor, the Parent or Mossimo Management, LLC.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE COMPANY:	MOSSIMO HOLDINGS LLC By: Mossimo, Inc.
By: /s/ Neil Cole Title: President 103 Foulk Road, Suite 116 Wilmington, DE 19803 Attention: Facsimile No.:

THE SERVICER AND MANAGER:	MOSSIMO MANAGEMENT LLC
By: /s/ Deborah Sorell Stehr Title: President 103 Foulk Road, Suite 116 Wilmington, DE 19803 Attention: Michael Morgan Facsimile No.: (203) 658-4269

THE AGENT:	MERRILL LYNCH MORTGAGE CAPITAL INC.
By: /s/ Joseph Magnus Title: Vice President Four World Financial Center, 10th Floor New York, NY 10080 Attention: Joseph Magnus / Demetrios Tsipras Facsimile No.: (212) 449-9486

LENDER:	MERRILL LYNCH MORTGAGE CAPITAL INC.
By: /s/ Joseph Magnus Title: Vice President Four World Financial Center, 10th Floor New York, NY 10080 Attention: Joseph Magnus / Demetrios Tsipras Facsimile No.: (212) 449-9486

LIST OF OMITTED SCHEDULES AND EXHIBITS

SCHEDULES	DESCRIPTION
SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Prior Names, Tradenames, Fictitious Names and "Doing Business As" Names
SCHEDULE III	Intentionally Omitted
SCHEDULE IV	Deposit Accounts and Deposit Account Banks
SCHEDULE 5.01(o)	Notional Amount of Interest Rate Cap

EXHIBITS
EXHIBIT A	Form of Remittance Report
EXHIBIT B	Form of Note

APPENDIX A

STANDARD DEFINITIONS

Accounting terms used and not otherwise defined herein or in the Transaction Documents shall be interpreted in accordance with GAAP in effect in the United States from time to time. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

The specific terms defined herein include the plural as well as the singular. Words herein importing a gender include the other gender. References herein to “writing” include printing, typing, lithography, and other means of reproducing words in visible form. References to agreements and other contractual instruments include all subsequent amendments, supplements or modifications thereto or changes therein entered into in accordance with their respective terms and not prohibited by the Loan Agreement. References to all Applicable Law include all subsequent amendments, supplements or modifications thereto or changes therein. References herein to Persons include their successors and assigns permitted under the Loan Agreement. The terms “include” or “including” mean “include without limitation” or “including without limitation”.

“Adverse Claim” means a lien, security interest, charge, encumbrance or other right or claim of any Person other than (i) any lien, security interest, charge, encumbrance or other right or claim in favor of the Lenders (or the Agent on behalf of the Lenders) or (ii) a Permitted Lien.

“Affected Lender” has the meaning assigned to that term in Section 2.09 of the Loan Agreement.

“Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” has the meaning assigned to that term in the preamble to the Loan Agreement.

“Applicable Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Government Entity, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Assets” means all of the following:

(i)
all Trademarks set forth on Exhibit A-1 to the Mossimo Contribution Agreement for use in connection with any products or applications whatsoever, together with the goodwill of the business connected with such use of the Trademarks or represented thereby;

(ii)	all Licenses;

(iii)	all Contracts;

(iv)	all Other Intellectual Property;

(v)	all Related Rights;

(vi)	all rights of the Transferor under the Merger Documents; and

(vii)	any of the foregoing acquired by the Company after the Closing Date.

“Assigned Documents” has the meaning assigned to that term in Section 2.11 of the Loan Agreement.

“Assignment and Acceptance” has the meaning assigned to that term in Section 10.04 of the Loan Agreement.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(i)
a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(ii)
such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Benefit Plan” means a “pension plan,” as such term is defined in section 3(2) of ERISA, which is subject to title IV of ERISA (other than any “multiemployer plan” as such term is defined in section 4001(a)(3) of ERISA), and to which the Transferor or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Benefit Plan Event” means (a) a Reportable Event with respect to a Benefit Plan; (b) a withdrawal by the Transferor or any ERISA Affiliate from a Benefit Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Transferor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Benefit Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Transferor or any ERISA Affiliate.

“Board of Directors” means the board of directors or board of managers or other governing body of a Person or any duly authorized committee of that Board.

“Business Day” means a day of the year other than a Saturday or a Sunday or any other day on which banks are authorized or required to close in New York City, New York or Los Angeles, California.

“Capital Lease” means any lease of property by a Person which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of such Person.

“Change of Control” means any of the following transactions shall occur with respect to any Entity: (i) if any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 25% of the total voting power of all classes then outstanding of the voting stock or other equity interests of such Entity; (ii) the acquisition after the Closing Date by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Closing Date) of (a) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of such Entity, through beneficial ownership of the capital stock, or other equity interests, of such Entity or otherwise, or (b) all or substantially all of the properties and assets of such entity; or (iii) the Entity consolidates with, or merges with or into, another person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date) or any person, or any Person consolidates with, or merges with or into, the Entity, in any such event pursuant to a transaction in which the total voting power of all classes then outstanding of the Entity’s voting stock, or other equity interests, is converted into or exchanged for cash, securities, equity interests or other property and immediately after such transaction the Persons who were the beneficial owners of the outstanding voting stock, or other equity interests, immediately prior to such transaction are not the beneficial owners, directly or indirectly, of more than 50% of the total voting equity of the surviving or transferee Person; provided, that it shall not be a Change of Control if the Transferor, the Manager or the Servicer is consolidated with or merged with or into the Parent or a Subsidiary of the Parent.

“Closing Date” means October 31, 2006.

“Code” means the Internal Revenue Code of 1986, amended

“Collateral” has the meaning assigned to that term in Section 2.11 of the Loan Agreement.

“Collections” means, without duplication, all amounts paid to or for the benefit of the Company pursuant to the terms of the Mossimo Contribution Agreement and all other payments received by or on behalf of the Company with respect to, or in connection with, such Collateral.

“Collection Account” means a deposit account at a financial institution acceptable to the Agent in the name of the Company and under the sole dominion and control of the Agent for the benefit of the Lenders which account shall contain funds all Collections which may be distributed in accordance with Section 2.04 of the Loan Agreement; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property of the Company and the Company shall be solely liable for any taxes payable with respect to the Collection Account.

“Collection Account Agreement” means a Control Agreement with respect to the Collection Account by and among the Collection Account Bank, the Company, the Servicer and the Agent.

“Collection Account Bank” means the financial institution at which the Collection Account is maintained.

“Company” has the meaning assigned to that term in the preamble to the Loan Agreement.

“Compensation Certificate” has the meaning assigned to that term in Section 2.07(c) of the Loan Agreement.

“Contracts” means all documents, instruments or agreements relating to the Trademarks other than the Licenses.

“Contract Rate” shall mean sum of (i) the Index Rate plus (ii) five and one-eighths percent (5.125%).

“Contractual Obligation” means, with respect to any Person, any obligation, agreement, covenant or undertaking contained in any document, instrument or agreement (other than a Transaction Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Agreement” means, with respect to any deposit account, trust account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Agent, among the Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried, the Company and the Servicer, effective to grant “control” (as defined under the applicable UCC) over such account to the Agent.

“Debt” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all other obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all other obligations with respect to (i) letters of credit, financial institution guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation), other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property and (f) all capitalized lease obligations.

“Default” means any occurrence which is, or with notice or the lapse of time or both would become, an Event of Default.

“Defaulted Contract Asset” means, as of any date of determination, a License as to which any of the following shall have occurred: (i) the periodic required payments have become over 60 days delinquent, or (ii) a default has occurred thereunder and any applicable cure period has expired without a cure having been effected, or (iii) any party or Affiliate of a party to such License is insolvent or there has commenced with respect to such Person, either voluntarily or involuntarily, a proceeding under the Bankruptcy Code.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“Early Amortization Commencement Date” means the earliest of (i) the date of occurrence of any event described in Section 7.01(a) of the Loan Agreement, (ii) the date of the declaration of the Early Amortization Commencement Date pursuant to any other subsection of Section 7.01 of the Loan Agreement and (iii) the date of the declaration of the Early Amortization Commencement Date by, and at the option of, the Agent, in its sole and absolute discretion, upon the occurrence of an Early Amortization Event.

“Early Amortization Event” means the occurrence of any of the following events:

(i)	an Event of Default has occurred and is continuing; or

(ii)	a Servicer Default or Manager Default has occurred and is continuing; or

(iii)
the Collections, net of all Servicing Fees payable to the Servicer or Successor Servicer and Management Fees payable to the Manager or Successor Manager, shall be less than (i) $10,739,681.11 for first three (3) Remittance Periods following the Closing Date; and (ii) $16,250,000 for first four (4) Remittance Periods following the Closing Date and for any rolling four (4) Remittance Periods thereafter; or

(iv)
the occurrence of (1) an event described in Section 11 of the Target License Agreement and as a result Target Brands, Inc. has delivered to the Company a written notice of its intention to terminate the Target License Agreement and such notice is not withdrawn within thirty (30) days of delivery of such termination notice or (2) an event of default under the Target License Agreement with respect to which the non-breaching party has delivered a default notice and such event of default has not been cured within any applicable cure period; or

(v)
the death or permanent disability of Mossimo Giannulli, provided, that an Early Amortization Event shall be deemed not to have occurred if the Company provides, in writing, to the Agent reasonable evidence that such death or disability will not have a material adverse effect on the fees payable by Target Brands, Inc. under the Target License Agreement; or

(vi)	a Change of Control shall have occurred with respect to the Parent.

“Entity” means any Person other than a natural person or a governmental agency.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means a corporation, trade or business that is, along with the Transferor, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414 of the Code or section 4001 of ERISA.

“Event of Default” has the meaning assigned to that term in Section 7.01 of the Loan Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Lender (or any corporation controlling such Lender) as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Entity imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Transaction Document) or (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Lender to deliver the documentation described in clause 2.08(f) of the Loan Agreement (including, in the case of a Non-US Lender, the documents described in Section 2.08(f)(i)(A), (B) and (C) of the Loan Agreement).

“Facility Amount” means, at any time, the sum of the aggregate Loans Outstanding under the Loan Agreement.

“Facility Termination Date” means December 18, 2008 or (ii) the date the Loan Agreement is terminated by the Company pursuant to Section 2.15(b) thereof.

"Fair Market Value” shall mean the price at which a willing seller would sell and a willing buyer would buy the Assets having full knowledge of the facts, in an arm’s-length auction transaction without time constraints, and without being under any compulsion to buy or sell.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereof.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

“Fee Letter” has the meaning assigned to that term in Section 2.06(a) of the Loan Agreement.

“Fees” has the meaning assigned to that term in Section 2.06(a) of the Loan Agreement.

“Fitch” means Fitch, Inc. (or its successors in interest).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Government Entity” means the United States, any State, any political subdivision of a State and any agency or instrumentality of the United States or any State or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Government Securities” means the securities described in clause (i) of the definition of the term “Eligible Investments”.

“Indemnified Amounts” has the meaning assigned to that term in Section 8.01 of the Loan Agreement.

“Independent Accountants” has the meaning assigned to that term in Section 6.10(b) of the Loan Agreement.

“Index Rate” means, with respect to any Remittance Period, the rate per annum equal to the three month British Bankers Association Rate for dollar deposits as reported on the display designated as “BBAM” on Bloomberg (or such other display as may replace “BBAM” on Bloomberg), as of 8 a.m., New York City time, on the date two Business Days prior to the commencement of such Remittance Period or, in the case of the initial Remittance Period, prior to the Closing Date, and if such rate shall not be quoted, or if the related Remittance Period shall be less than three months, the interest rate published in the “Money Rates” section of The Wall Street Journal as the three-month London Interbank Offered Rate on the date two Business Days prior to the commencement of such Remittance Period or, in the case of the initial Remittance Period, prior to the Closing Date, and if such rate shall not be published, the Federal Funds Rate on the date two Business Days prior to the commencement of such Remittance Period or, in the case of the initial Remittance Period, prior to the Closing Date.

“Instruments of Transfer” means such duly executed assignments and other instruments of conveyance and transfer, each in form and substance reasonably satisfactory to the Company and its counsel, as are necessary, appropriate or desirable to vest in the Company all right, title and interest in and to the Trademarks, the Licenses and the other Assets.

“Lenders” means, collectively, MLMCI and/or any other Person that is an Affiliate of MLMCI and/or any other Person that is not an Affiliate of MLMCI that agrees, pursuant to the pertinent Assignment and Acceptance, to make Loans secured by Collateral pursuant to Article II of the Loan Agreement.

“Letter of Direction” means the Letter of Direction delivered to each Obligor, substantially in the form attached as Exhibit E to the Mossimo Contribution Agreement.

“License Income” means any and all forms of income, proceeds or compensation, whether cash or other property, paid on account of or in respect of any of the Licenses.

“Licenses” means at any time and from time to time, the licenses identified on Exhibit A-2 to the Mossimo Contribution Agreement and any other licenses of trademarks to which the Company shall be a party as licensor, together with any extension, modification, renewal or replacement of any such license.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means the loan advanced by the Lenders to the Company pursuant to Article II of the Loan Agreement.

“Loan Agreement” means the Loan and Security Agreement dated as of the Closing Date among the Company, Mossimo Management LLC, the Agent and the Lenders, as the same may from time to time be amended, supplemented, restated or otherwise modified.

"Loan Commitment" means (i) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Loan as set forth on Annex J to the Loan Agreement or in the most recent Assignment and Acceptance executed by such Lender, and (ii) as to all Lenders, the aggregate commitment of all Lenders to make the Loan, which aggregate commitment shall be Ninety Million Dollars ($90,000,000). After advancing the Loan, each reference to a Lender's Loan Commitment shall refer to that Lender’s Pro Rata Share of the Loans Outstanding.

“Loan Repayment Date” means the date on which the aggregate outstanding principal amount of the Loans have been repaid in full and all interest and Fees and all other Obligations have been paid in full.

“Loans Outstanding” means the aggregate principal amounts of the Loan advanced to the Company, reduced from time to time by Collections received and distributed as repayment of principal amounts of the Loan outstanding pursuant to Section 2.04 of the Loan Agreement and any other amounts received by the Lenders to repay the principal amounts of the Loan outstanding; provided, however, that the principal amounts of Loans Outstanding shall be increased by the amount of any Collections or other amounts that are rescinded or must be returned for any reason.

“Management Agreement” means that certain Management and Servicing Agreement dated the Closing Date between the Company and Mossimo Management LLC.

“Management Fee” means, with respect to each Remittance Period, an amount equal to the product of (x) the average outstanding principal balance of the Loans during the applicable Remittance Period multiplied by (y) the product of (1) one-quarter of one percent (0.25%) multiplied by (2) a fraction the numerator of which is the number of days in such Remittance Period and the denominator of which is three hundred and sixty (360). Notwithstanding the foregoing, in the event that Mossimo Management is replaced with a Successor Manager, the Management Fee shall be market rate charged by manager of assets of the nature managed by the Manager.

“Manager” means, at any time, the Person then authorized, pursuant to Section 6.01 of the Loan Agreement to perform the Manager Services as described in the Management Agreement.

“Manager Default” means the occurrence of any of the following events:

(i)
any provision of any Transaction Document ceases to be legal, valid or binding on the Manager or the Manager shall in writing state that any provision of any Transaction Document to which the Manager is a party should cease for any reason to be legal, valid or binding; or

(ii)
the Manager, or any Person to which the Manager shall have delegated any of its servicing responsibilities, shall have suffered any material adverse change to its financial condition, business or operations which would affect the Manager’s ability to conduct its business or fulfill its obligations under the Loan Agreement or under any other Transaction Document, in each case as reasonably determined by the Agent; or

(iii)
the failure of the Manager to observe or perform any term (other than those set forth in clause (v) below), covenant or agreement of the Loan Agreement or under any other Transaction Document and such failure (x) has a material and adverse effect upon the rights and interests of the Agent and/or the Lenders hereunder and (y) shall remain unremedied for the lesser of thirty (30) days after (A) the Manager becomes aware or reasonably should have become aware of such failure or (B) the Manager is notified in writing by the Lenders, the Agent or any other Person, of such failure;

(iv)	the Manager assigns any of its duties or obligations of the Loan Agreement other than as otherwise permitted pursuant to Section 6.02(d) of the Loan Agreement

(v)
any representation, warranty or statement of the Manager made in the Loan Agreement or in any other Transaction Document shall prove to be incorrect in any material respect, and, solely if such incorrect representation, warranty or statement can be remedied, such representation, warranty or statement remains unremedied for the lesser of thirty (30) days after (A) the Manager becomes aware or reasonably should have become aware of such failure or (B) the Manager is notified in writing by the Lenders, the Agent or any other Person of such failure;

(vi)	the occurrence of an Event of Default;

(vii)
(x) the occurrence of any litigation, investigation or proceeding before any Government Entity, against the Manager, or any Person to which the Manager shall have delegated any of its servicing responsibilities, seeking damages or claiming an amount, which is reasonably likely to materially impair the ability of the Manager to perform its obligations under the Loan Agreement or under the other Transaction Documents, or (y) the entry of one or more judgments or decrees against the Manager involving, in the aggregate, a liability of greater than $100,000, and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, nor shall any action be legally taken by a judgment creditor to attach or levy upon any assets of the Manager to enforce any such judgment (whether insured or uninsured);

(viii)	the occurrence of a Change of Control with respect to the Manager;

(ix)	the Manager is not Solvent; or

(x)	the occurrence of any Bankruptcy Event in respect of the Manager

“Maximum Loan Amount” means ninety million dollars ($90,000,000); provided, however, that such amount shall be automatically reduced on the dates set forth below to the respective amounts set forth opposite such dates:

Date	Maximum Loan Amount
December 18, 2006	$87,500,000
March 18, 2007	$86,750,000
June 18, 2007	$80,750,000
September 18, 2007	$79,500,000
December 18, 2007	$78,250,000
March 18, 2008	$77,250,000
June 18, 2008	$70,750,000
September 18, 2008	$68,750,000

“Merger Documents” shall mean the Agreement and Plan of Merger dated as of March 31, 2006 (the “Merger”) among the Transferor, MI, Parent and Mossimo Giannulli and all other documents, instruments or agreements executed in connection therewith.

“MLMCI” has the meaning assigned to that term in the preamble to the Loan Agreement.

“MI” means Mossimo, Inc., a Delaware corporation, predecessor-in-interest to Transferor.

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Mossimo Contribution Agreement” means that certain Capital Contribution Agreement, dated October 31, 2006, by and between the Transferor and the Company pursuant to which the Company will acquire certain Assets from the Transferor related to the name “Mossimo”.

“Mossimo Management” means Mossimo Management LLC, a Delaware limited liability company.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Transferor or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Non-U.S. Lender Party” means each Lender and each participant, in each case that is not a Domestic Person.

“Note” means a promissory note of the Company, in substantially the form of Exhibit B to the Loan Agreement, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Loan Commitment.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Company to the Lenders or the Agent arising under the Loan Agreement and/or any other Transaction Document and shall include all liability for principal of and interest on the Loans, indemnifications and other amounts due or to become due by the Company to the Lenders or the Agent under the Loan Agreement and/or any other Transaction Document, including interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means a Person obligated to pay a Receivable.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Servicer or the Manager, as applicable.

“Organizational Documents” means, with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement, trust agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership or equity interests of such Person or voting rights among such Person’s owners.

“Other Intellectual Property” means the following property:

(i)
The trade secrets, inventions, methodology, processes, technology, technical information and know-how and other proprietary intellectual property rights and information (collectively, the “Technology”) related to the manufacture, marketing, distribution or sale by the Transferor of any products in connection with which the Transferor has or may subsequently obtain the right to use the Trademarks;

(ii)
design patents and registrations, trade dress and product configuration, advertising, photographs, layouts, promotional materials and manuals that are used in connection with or of any products or applications, whatsoever; and

(iii)	the domain name registrations to <mossimo.com> .

“Parent” means Iconix Brand Group, Inc., a Delaware corporation.

“Parent Guaranty” means that certain Guaranty dated as of the Closing Date made by the Parent in favor of the Agent, for the benefit of the Lenders.

“Permitted Investments” means any one or more of the following:

(i)
direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii)
repurchase obligations (the collateral for which is held by a third party), with respect to any security described in clause (i) above, provided that the long term unsecured obligations of the party agreeing to repurchase such obligations are at the time rated by Moody’s and S&P in one of their two highest long term rating categories and if rated by Fitch, in one of its two highest long term rating categories;

(iii)
certificates of deposit, time deposits, demand deposits and bankers’ acceptances of any bank or trust company incorporated under the laws of the United States or any State thereof or the District of Columbia, provided that the short term commercial paper of such bank or trust company (or, in the case of the principal depository institution in a depository institution holding company, the long term unsecured debt obligations of the depository institution holding company) at the date of acquisition thereof has been rated by Moody’s and S&P in their highest short term rating category, and if rated by Fitch, in its highest short term rating category;

(iv)
commercial paper (having original maturities of not more than two hundred seventy (270) days) of any corporation incorporated under the laws of the United States or any State thereof or the District of Columbia, having a rating, on the date of acquisition thereof, of no less than P-1 by Moody’s, A-1 by S&P and F-1 if rated by Fitch; and

(v)
money market mutual funds registered under the Investment Company Act of 1940, as amended (including any such fund that is managed by the Agent’s Bank or an Affiliate thereof) having a rating, at the time of such investment, of no less than Aaa by Moody’s, AAA by S&P and AAA if rated by Fitch;

provided, that no such instrument shall be a Permitted Investment if such instrument evidences the right to receive either (a) interest only payments with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument, where the principal and interest payments with respect to such instrument provide a yield to maturity exceeding 120% of the yield to maturity at par of such underlying obligation. Each Permitted Investment may be purchased by the Collection Bank or through an Affiliate of the Collection Bank.

“Permitted Liens” means, with respect to any Person, any of the following:

(i)
Liens (a) with respect to the payment of taxes, assessments or other governmental charges or (b) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by Applicable Law and arising in the ordinary course of business, and, for each of the Liens in clauses (a) and (b) above for amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(ii)
Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(iii)
pledges or cash deposits made in the ordinary course of business (a) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (b) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money) or (c) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

(iv)
judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 7.01(f) of the Loan Agreement and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(v)
Liens (a) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (b) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under the Loan Agreement that, for each of the Liens in clauses (a) and (b) above, do not, in the aggregate, materially (1) impair the value or marketability of such real property or (2) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(vi)
Liens of landlords and mortgagees of landlords (a) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (b) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (c) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (d) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP; and

(vii)	the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pledge” means the pledge of any Collateral pursuant to Article II of the Loan Agreement.

“Prepaid Royalty Amount” means an amount equal to any royalties received by the Company from a licensee pursuant to a License in advance of their contractual due date (including, without limitation, prepaid royalties, early termination payments and liquidated damage payments) or which would otherwise relate to the use of a trademark for a period in excess of six months.

“Primary Marks” means the name “Mossimo” both in stylized signature form and all other manner of representation for use in the Territory in connection with any products or applications (including all registrations for and applications for registration of either of the foregoing in the Territory).

“Proceeds” means all proceeds of, and all other profits, rentals or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or realization upon, Collateral, including all claims of the Company against third parties for loss of, damage to, or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral, in each case whether now existing or hereafter arising.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (i) the sum of the commitment to make Loans of such Lender then in effect by (ii) the sum of the commitment to make Loans of all Lenders then in effect, as any such percentages may be adjusted by assignments permitted pursuant to Section 10.04 of the Loan Agreement.

“Rate Management Transaction” means, with respect to any Person, any transaction (including an agreement with respect thereto) now existing or hereafter entered into between such Person and any counterparty which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables” means amounts payable under or in respect of any of the Assets.

“Records” means all documents, books, records and other information (including tapes, disks and related property and rights) maintained with respect to Commission Payment Rights or Television Packaging Agreements and the related Obligors which the Borrower has itself generated, in which the Borrower has acquired an interest pursuant to the Purchase and Contribution Agreement or in which the Borrower has otherwise obtained an interest.

“Register” has the meaning specified in Section 2.12(b) of the Loan Agreement.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Agent pursuant to and in accordance with Section 9.04 of the Loan Agreement or any comparable provision of any Transaction Document.

“Related Rights” means each of the following:

(i)
From and after the Closing Date, the sole and exclusive right to receive and collect any and all License Income regardless of when earned and payable and accruing under the Licenses before or after the Closing Date, that are paid on or after the Closing Date;

(ii)
The sole and exclusive right to possess, retain and exploit, in perpetuity, in any manner or media, the Trademarks and Other Intellectual Property and any and all other rights (including merchandising rights) now or hereafter existing in any other Asset;

(iii)	The sole and exclusive right to prosecute and defend all claims or causes of action arising out of or related to past, present or future infringement or misappropriation of any Asset;

(iv)	The sole and exclusive right to amend, modify, extend, renew, terminate, replace or sell any other Assets in the Company’s own name; and

(v)	All proceeds of the foregoing.

“Release Price” means (i) $90,000,000 with respect to the Target License Agreement, (ii) $2,000,000 with respect to the License Agreement between the Transferor and Lunada Bay Corporation dated as of December 1, 1987, (iii) $1,000,000 with respect to the License Agreement between the Transferor and Globe International Limited and (iv) $500,000 with respect to each other license agreement between the Transferor and a licensee.

“Relevant Products” means all products of any kind or description in connection with which the Trademarks have been used by the Transferors before the Closing Date or thereafter may be used by the Company.

“Remittance Date” means the 18th day of March, June, September and December of each year, with the initial Remittance Date being December 18, 2006 or, if such day is not a Business Date, the next succeeding Business Day.

“Remittance Period” means, (i) as to the initial Remittance Period, the period beginning on, and including, the Closing Date and ending on, and including, the day immediately preceding the initial Remittance Date and (ii) as to any subsequent Remittance Period, the period beginning on, and including, a Remittance Date and ending on the day immediately preceding the subsequent Remittance Date; provided, further, that the final Remittance Period shall begin on, and include, the Remittance Date immediately preceding the Loan Repayment Date and shall end on the Loan Repayment Date.

“Remittance Report” means a report, in substantially the form of Exhibit A to the Loan Agreement furnished by the Servicer to the Agent for the Lenders pursuant to Section 6.09(a) of the Loan Agreement.

“Required Reserve Amount” shall mean an amount equal to $1,500,000 of which $750,000 shall be required to be funded on the first Remittance Date following the Closing Date and $750,000 shall be required to be funded on the second Remittance Date following the Closing Date.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Facility Amount.

“Reserve Account” means a deposit account at a financial institution acceptable to the Agent in the name of the Company and under the sole dominion and control of the Agent for the benefit of the Lenders which account shall contain funds in an amount equal to the Required Reserve Amount which may be applied by Agent to the Obligations in accordance with Section 2.04(d) of the Loan Agreement; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property of the Company and the Company shall be solely liable for any taxes payable with respect to the Reserve Account.

“Reserve Account Agreement” means a Control Agreement, in a form and substance reasonably acceptable to the Agent, with respect to the Reserve Account by and among the Reserve Account Bank, the Company and the Agent.

“Reserve Account Bank” means the financial institution at which the Reserve Account is maintained.

“Responsible Officer” means (i) with respect to the Company, the Manager or the Servicer (if an Affiliate of the Company), the Chief Executive Officer, Chief Financial Officer, a Senior Vice President, or the Controller of the Company, the Manager or the Servicer, as applicable, and (ii) with respect to the Manager or the Servicer (if not an Affiliate of the Company), any officer of the Manager or the Servicer which has direct responsibility for the administration of the Loan Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (or its successors in interest).

“Securities Act” means the Securities Act of 1933, as amended.

“Servicer” means, at any time, the Person then authorized, pursuant to Section 6.01 of the Loan Agreement to perform the Servicing Functions as described in the Management Agreement.

“Servicer Advance” has the meaning assigned to that term in Section 2.2(g) of the Management Agreement.

“Servicer Default” means the occurrence of any of the following events:

(i)
any provision of any Transaction Document ceases to be legal, valid or binding on the Servicer or the Servicer shall in writing state that any provision of any Transaction Document to which the Servicer is a party should cease for any reason to be legal, valid or binding; or

(ii)
the Servicer, or any Person to which the Servicer shall have delegated any of its servicing responsibilities, shall have suffered any material adverse change to its financial condition, business or operations which would affect the Servicer’s ability to conduct its business or fulfill its obligations under the Loan Agreement or under any other Transaction Document, in each case as reasonably determined by the Agent; or

(iii)
the failure of the Servicer to deliver any payments, collections or proceeds which it is obligated to deliver under the terms of the Loan Agreement or of any other Transaction Document at the times it is obligated to make such deliveries under the terms of the Loan Agreement or of any other Transaction Document and such failure shall remain unremedied for two (2) Business Days;

(iv)
the failure of the Servicer to (x) deliver any reports which it is obligated to deliver under the terms of the Loan Agreement or of any other Transaction Document at the times it is obligated to deliver such reports under the terms hereof or thereof or (y) satisfy any of its other reporting, certification, notification or documentation requirements under the terms of the Loan Agreement or of any other Transaction Document and, (A) in the case of the delivery of a Remittance Report, such failure shall remain unremedied for three (3) Business Days from the date due, and (B) in the case of the delivery of any other report, certification or notice, such failure shall remain unremedied for five (5) Business Days from the date due;

(v)
the failure of the Servicer to observe or perform any term (other than those set forth in clause (iii) above and (vii) below), covenant or agreement of the Loan Agreement or under any other Transaction Document (other than those described in clause (iii) or (iv) above) and such failure (x) has a material and adverse effect upon the rights and interests of the Agent and/or the Lenders hereunder and (y) shall remain unremedied for the lesser of thirty (30) days after (A) the Servicer becomes aware or reasonably should have become aware of such failure or (B) the Servicer is notified in writing by the Lenders, the Agent or any other Person, of such failure;

(vi)	the Servicer assigns any of its duties or obligations of the Loan Agreement other than as otherwise permitted pursuant to Section 6.02(d) of the Loan Agreement

(vii)
any representation, warranty or statement of the Servicer made in the Loan Agreement or in any other Transaction Document shall prove to be incorrect in any material respect, and, solely if such incorrect representation, warranty or statement can be remedied, such representation, warranty or statement remains unremedied for the lesser of thirty (30) days after (A) the Servicer becomes aware or reasonably should have become aware of such failure or (B) the Servicer is notified in writing by the Lenders, the Agent or any other Person of such failure;

(viii)	the occurrence of an Event of Default;

(ix)
(x) the occurrence of any litigation, investigation or proceeding before any Government Entity, against the Servicer, or any Person to which the Servicer shall have delegated any of its servicing responsibilities, seeking damages or claiming an amount, which is reasonably likely to materially impair the ability of the Servicer to perform its obligations under the Loan Agreement or under the other Transaction Documents, or (y) the entry of one or more judgments or decrees against the Servicer involving, in the aggregate, a liability of greater than $100,000, and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, nor shall any action be legally taken by a judgment creditor to attach or levy upon any assets of the Servicer to enforce any such judgment (whether insured or uninsured);

(x)	the occurrence of a Change of Control with respect to the Servicer;

(xi)	the Servicer is not Solvent; or

(xii)	the occurrence of any Bankruptcy Event in respect of the Servicer.

“Servicing Fee” means, with respect to each Remittance Period, an amount equal to the product of (x) the average outstanding principal balance of the Loans during the applicable Remittance Period multiplied by (y) the product of (1) one-quarter of one percent (0.25%) multiplied by (2) a fraction the numerator of which is the number of days in such Remittance Period and the denominator of which is three hundred and sixty (360). Notwithstanding the foregoing, in the event that the Servicer is replaced with a Successor Servicer, the Servicing Fee shall be an amount equal a market rate charged by servicers of assets of the nature serviced by the Servicer.

“Solvency Certificate” means a certificate of a Responsible Officer of the Company to the effect that Company will be Solvent after giving effect to the transactions contemplated by the Transaction Documents.

“Solvent” means, with respect to any Person, as of any date of determination, that, as of such date, (i) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (ii) after giving effect to the transactions contemplated by the Loan Agreement and the other Transaction Documents, such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which its assets and properties would constitute unreasonably small capital and (iii) after giving effect to the transactions contemplated by the Loan Agreement and the other Transaction Documents, such Person is able to realize upon its assets and pay its debts and other liabilities as they mature in the normal course of business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“State” means one of the fifty states of the United States or the District of Columbia.

“Strike Price” has the meaning assigned to that term in Section 5.01(o) of the Loan Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding voting stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Successor Servicer” has the meaning assigned to that term in Section 6.02(a) of the Loan Agreement.

“Target License Agreement” means that certain Mossimo Restated License Agreement dated as of March 31, 2006 by and between Mossimo, Inc., predecessor interest to the Transferor, and Target Brands, Inc., a subsidiary of the Target Corporation.

“Tax Affiliate” means (i) the Company and (ii) any Affiliate of the Company with which the Company files or is eligible to file consolidated, combined or unitary tax returns or for the taxes or for the taxes of which the Company otherwise is liable.

“Territory” means the entire world.

“Trademarks” means (i) the names, marks and/or designations, and all applications and registrations therefor including the Primary Marks, that are set forth on Exhibit A-1 to the Mossimo Contribution Agreement; (ii) all logos, designs and product configuration, packaging or other distinctive configurations used in connection therewith; and (iii) all other rights, whether now known or created in the future, relating to the Primary Marks comprising or including any of the foregoing.

“Transferor” means Mossimo, Inc, a Delaware corporation, successor-in-interest to Moss Acquisition Corp., a Delaware corporation.

“Transaction Documents” means each document, instrument or agreement executed by the Company, the Servicer, the Manager or the Parent in connection with the transactions contemplated by the Loan Agreement including the Loan Agreement, the Mossimo Contribution Agreement, the Management Agreement, the Collection Account Agreement, the Reserve Account Agreement, the Fee Letter and the Parent Guaranty.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of non-perfection of the Liens on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“United States” means the United States of America.

“U.S. Lender Party” means each of the Agent, each Lender and each participant, in each case that is a Domestic Person.